Exhibit 10.14

ASSET PURCHASE AGREEMENT

by and among

ECHO/RT HOLDINGS, LLC,

RAYTRANS DISTRIBUTION SERVICES, INC.,

RAYTRANS HOLDINGS, INC.,

AND

JAMES A. RAY

i

ii

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of June 2, 2009, is made and entered into by and among Echo/RT Holdings, LLC, a Delaware limited liability company (the “Purchaser”), RayTrans Distribution Services, Inc., an Illinois corporation (the “Seller”), RayTrans Holdings, Inc., an Illinois corporation (“Holdings”), and James A. Ray (the “Shareholder”), and solely with respect to the provisions of Section 11.16 herein, Echo Global Logistics, Inc., a Delaware corporation (“Echo”).

RECITALS

A.                                   WHEREAS, the Seller provides brokerage services in the commercial trucking market (the “Business”);

B.                                     WHEREAS, Holdings owns, and is the holder of, all of the issued and outstanding shares of capital stock of the Seller, and the Shareholder owns, and is the holder of, a majority of the issued and outstanding shares of capital stock of Holdings;

C.                                     WHEREAS, Purchaser is a wholly-owned subsidiary of Echo; and

D.                                    WHEREAS, the Purchaser wishes to purchase from Seller, and Seller wishes to sell to the Purchaser, the Purchased Assets (as defined below), upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1                                 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, at the Closing (as defined herein), Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase and accept from Seller, all of the Purchased Assets (as defined herein), free and clear of any and all Liens or Encumbrances (as defined herein). The “Purchased Assets” shall mean all of Seller’s right, title and interest in, to and under the assets, properties and business of Seller used or held for use in the conduct of or in connection with the Business, whether tangible or intangible, real, personal or mixed, and wherever located (but excluding the Retained Assets), including, without limitation, the following:

(a)                                  Seller’s rights to the Leased Real Property (as defined in Section 4.19 below) and all other rights, if any, under the leases related thereto;

(b)                                 all tangible assets (“Tangible Personal Property”), including machinery, equipment, tools, appliances, furniture, office supplies, office equipment, fixtures, computers and printers, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description, which are used or useable in, or relating to, the Business, including, without limitation, those items listed on Schedule 1.1(b)(A) to this Agreement, and all leases or subleases of any such Tangible Personal Property as to which Seller is the lessee or sublessee, together with any options to purchase the underlying property, including, without limitation, those leases and subleases listed on Schedule 1.1(b)(B) to this Agreement (the “Personal Property Leases”);

(c)                                  all inventories of Seller, including all inventories of raw materials, work-in-process, parts, supplies, samples and finished goods merchandise, wherever located;

(d)                                 all of Seller’s right, title and interest in, to or under (i) the Contracts (as defined below) listed on Schedule 4.12 and (ii) the Contracts that relate to the Business and are not required to be listed on Schedule 4.12 in accordance with the provisions of Section 4.12 below (collectively, the “Assigned Contracts”); provided, however, that in no event shall those contracts designated with an asterisk on Schedule 4.12 be deemed Assigned Contracts;

(e)                                  all of Seller’s right, title and interest in, to or under any and all Intellectual Property Assets (as defined in Section 4.10 below) owned by Seller and used in the Business and that are not Retained Assets;

(f)                                    all accounts receivable, notes, contract or other rights to payment for goods sold or services rendered as of the Closing Date (the “Accounts Receivable”) that are included as current assets in the Final Closing Balance Sheet and the final determination of Actual Working Capital;

(g)                                 all Permits (as defined in Section 4.13 below) of Seller used in connection with, or otherwise related to, the Business to the extent transferable or assignable to Purchaser;

(h)                                 all books of account, ledgers, forms, records, documents, files, invoices, vendor or supplier lists, reference materials, price guides, business records (excluding Tax Returns, corporate minute books, stock ownership records and similar records relating to the organization, maintenance and existence of Seller as a corporation), plans and other data relating to the ownership, use, maintenance or enjoyment of the Purchased Assets or the operation of the Business and that are owned by Seller (collectively, the “Records”); provided, however, that the Shareholder may retain copies of such Records as necessary to enable the Seller, Holdings or Shareholder to fulfill their Tax filing, regulatory or statutory obligations after the Closing Date;

(i)                                     all prepaid expenses, deposits and advance payments of Seller relating to the Business and all rights of Seller to receive discounts, refunds, reimbursements, rebates, awards and the like, if and to the extent they are included as current assets in the Final Closing Balance Sheet and the final determination of Actual Working Capital;

(j)                                     Seller’s goodwill related to the Business;

(k)                                  all of Seller’s right, title and interest in any action, claim and cause of action or rights of recovery or set-off of every kind and character related to the Purchased Assets, including those arising under or pursuant to any warranty, guarantee or indemnity;

(l)                                     all deposits held by Seller with respect to services to be performed or products to be delivered after the Closing Date, if and to the extent they are included as current assets in the Final Closing Balance Sheet and the final determination of Actual Working Capital;

(m)                               all of Seller’s rights in and to that certain “lock box” account listed on Schedule 4.26, together with all cash and cash equivalents and marketable securities of Seller in such account as of the Closing Date;

(n)                                 all other properties, assets and rights of every kind, character or description which are owned or used by Seller in conducting its Business and that are not Retained Assets; and

(o)                                 all causes of action and rights of recovery with respect to any of the foregoing.

1.2                                 Retained Assets. Notwithstanding anything in this Agreement to the contrary, Seller is retaining ownership and possession of, and Seller is not selling, transferring, conveying, assigning or delivering to Purchaser any right, title or interest of Seller in, to or under any of the following assets (the “Retained Assets”) of Seller:

(a)                                  any assets identified on Schedule 1.2(a) to this Agreement and any equity or other ownership interests in each of the entities listed on Schedule 1.2(a) hereto;

(b)                                 all Employee Benefit Plans;

(c)                                  Tax records (including Tax Returns), minute books and other corporate books and records of Seller relating to its corporate existence and maintenance;

(d)                                 any claim, right or interest of Seller in any Tax refunds, assessments or credits due to Seller for any period, other than Tax refunds, assessments or credits with respect to any Assumed Taxes;

(e)                                  all of Seller’s right, title and interest in, to or under any Contract or Permit to the extent not assigned by Seller to Purchaser in accordance with the terms of this Agreement;

(f)                                    all insurance policies and all rights of Seller to insurance benefits and all proceeds under insurance policies arising from or relating to any Losses with respect to the Retained Assets or Retained Liabilities (excluding insurance benefits and all proceeds under insurance policies that relate to Purchased Assets);

(g)                                 all claims, rights or causes of action related to any Retained Asset or Retained Liability;

(h)           all of Seller’s rights under any agreement by and between Seller and the Shareholder;

(i)                                     except as provided in Section 1.1(m) above, all cash and cash equivalents and marketable securities of Seller, together with Seller’s rights in and to any and all bank accounts, as of the Closing Date;

(j)                                     all of Seller’s rights in and to, and ownership of, the name under which it is doing business and any names related or substantially similar thereto, including without limitation, “RayTrans Distribution Services,” “RayTrans” or other substantially similar words; and

(k)                                  all of Seller’s rights under this Agreement, including payments to be made to Seller hereunder, and any Transaction Document (as defined herein).

1.3                                 Assumed Liabilities. As additional consideration for the purchase of the Purchased Assets, Purchaser shall, on the Closing Date, by its execution and delivery of the Assumption Agreement, assume and agree to pay, discharge, satisfy and perform only the following Liabilities of Seller relating to the Business (collectively, the “Assumed Liabilities”):

(a)                                  Seller’s Liabilities under the Assigned Contracts that by their terms are to be paid, discharged, satisfied or performed or completed at any time on and after the Closing Date provided, however, Purchaser is not assuming any Liabilities of Seller in respect of a breach of or default under any Assigned Contract, including without limitation, the Lease, that occurs at any time prior to the Closing Date, except to the extent Seller knows of such default or breach as of the Closing Date and such default or breach is disclosed on Schedule 4.12 to this Agreement);

(b)                                 Seller’s Liabilities relating to the Business that are included as current liabilities in the Final Closing Balance Sheet and the final determination of Actual Working Capital (other than any liabilities which Seller is obligated to pay pursuant to Section 11.11 below), but only to the extent of the monetary amount of such Liabilities so reflected;

(c)                                  Seller’s Liabilities relating to the Business that exist as of the Closing Date (other than those Liabilities described in Section 1.3(b) above) and that are clearly set forth on Schedule 1.3 to this Agreement, but only to the extent of the monetary amount of such Liabilities so reflected;

(d)                                 any Assumed Taxes;

(e)                                  all obligations of Seller under the Leased Real Property arising and to be performed only on or after the Closing Date;

(f)                                    all obligations of Seller under the Personal Property Leases arising and to be performed only on or after the Closing Date; and

(g)                                 all obligations accruing, arising out of or relating to the conduct or operation of the Business or the ownership of the Purchased Assets from and after the Closing Date, including all such obligations arising out of any action, proceeding or other litigation.

For purposes of this Agreement, “Assumed Taxes” shall mean (i) personal property Taxes related to the Purchased Assets for periods (or portions thereof) ending at or before the Closing Date, to the extent that such Taxes are not yet due and payable at or before the Closing Date and have been reserved for as a separate current liability in the determination of Actual Working Capital, and (ii) withholdings, payroll, employment, social security, or similar Taxes related to any Hired Employee for periods (or portions thereof) ending at or before the Closing

Date to the extent such Taxes are not yet due and payable at or before the Closing Date have been reserved for as a separate current liability in the determination of Actual Working Capital.

1.4                                 Retained Liabilities. All Liabilities other than the Assumed Liabilities shall remain Liabilities of Seller, and Purchaser shall not assume or pay any Liabilities (including any future legal actions) relating to or arising out of the ownership, conduct or operation of the Business or the Purchased Assets on or prior to the Closing Date or otherwise arising out of events occurring or conditions existing on or prior to the Closing Date, other than the Assumed Liabilities (the “Retained Liabilities”). Seller shall remain solely responsible for all Retained Liabilities. Except as otherwise expressly provided in Section 1.3 above, the Purchaser does not assume or agree to be liable for any Retained Liabilities, including without limitation:

(a)                                  any Liability (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for Taxes related to the Retained Assets, the Business or any Hired Employee (other than the Assumed Taxes) for periods (or portions thereof) ending on or before the Closing Date;

(b)                                 any Liability (whether direct or as a result of successor liability, transferee liability, joint and several liability or contractual liability) for income Taxes or Taxes that are unrelated to the Purchased Assets, the Business or any Hired Employee (including without limitation, any sales Taxes payable with respect to accounts receivable collected by Seller prior to the Closing Date and not being acquired by Purchaser hereunder);

(c)                                  any Liability under any Contract not assumed by the Purchaser under Section 1.3(a) above;

(d)                                 any Liability under or with respect to any Employee Benefit Plan;

(e)                                  any Liability arising out of any claim, cause of action, proceeding, investigation or other litigation or suit (whether brought against Seller or Purchaser before or after the Closing Date) arising, in whole or in part, from the conduct of the business of Seller prior to or after the Closing Date;

(f)                                    any Liability arising out of or resulting from Seller’s non-compliance with any federal, state, local or other governmental law, statute or regulation;

(g)                                 any costs and expenses incurred by Seller incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(h)                                 any Liability of Seller to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement;

(i)                                     any Liability of Seller to its current or former stockholders, (in their capacities as such) or to any other affiliate of Seller;

(j)                                     any Liability of Seller to the extent relating to any Retained Asset;

(k)                                  any Indebtedness (as defined in Section 1.6(a)(iii) below);

(l)                                     any Liability of Seller for accrued dividends, interest and shareholder and employee bonuses; or

(m)                               Seller’s obligations under this Agreement or any of the Transaction Documents.

1.5                                 Purchase Price. The total purchase price being paid by Purchaser to Seller for the transfer and delivery of the Purchased Assets and the rights and benefits conferred under this Agreement shall be equal to an amount up to $12,550,000 (the “Purchase Price”). The Purchase Price shall be paid to Seller in such amounts and at such times as follows:

(a)                                  an amount equal to $6,050,000 (the “Closing Payment”), to be paid as follows:

(i)                                     the Payoff Amount (as defined in Section 2.3(b)(vii)) shall be delivered at Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by each applicable lender; and

(ii)                                  the remainder of the Closing Payment, as adjusted pursuant to Section 1.6(a)(i) below and after deduction for the Payoff Amount, shall be paid at Closing by wire transfer of immediately available funds to Seller; plus

(b)                                 an additional amount up to $4,000,000, to be paid to Seller in accordance with Section 1.7(b) hereof; plus

(c)                                  an additional amount up to $2,500,000, to be paid to Seller in accordance with Section 1.7(c) hereof; plus

(d)                                 the assumption by Purchaser of the Assumed Liabilities pursuant to Section 1.3 above.

1.6                                 Purchase Price Adjustment.

(a)                                  Estimated Working Capital.

(i)                                     Seller has prepared and delivered to Purchaser a balance sheet of the Business based upon the Purchased Assets and the Assumed Liabilities as of the Closing Date (the “Estimated Closing Balance Sheet”), a copy of which is attached hereto as Exhibit A and which contains Seller’s good faith best estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”), determined on a basis consistent with the methodology to be employed in the calculation of the Working Capital described below. To the extent that the Estimated Working Capital is less than $1,000,000 (the “Minimum Closing Working Capital”), the Purchase Price (and the Closing Payment required to be made pursuant to Section 1.5(a) at the Closing) will be decreased dollar-for-dollar by the amount of such shortfall. To the extent that the Estimated Working Capital is greater than the Minimum Closing Working Capital, the Purchase Price (and the Closing Payment required to be made pursuant to Section 1.5(a) at the Closing) will be increased dollar-for-dollar by the amount of such excess.

(ii)                                  For purposes of this Agreement, the term “Working Capital” means the excess of all of the Seller’s current assets included in the Purchased Assets over all of the Seller’s current liabilities included in the Assumed Liabilities as of the close of business on the business day immediately prior to the Closing Date; provided, however, that the parties agree that for purposes of determining Working Capital, Seller’s current liabilities shall not include (i) any Indebtedness, or (ii) any Liabilities which Seller is obligated to pay pursuant to Section 11.11 of this Agreement, except to the extent separately accrued for as current liabilities on the Final Closing Balance Sheet. The Working Capital shall be determined in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied.

(iii)                               For purposes of this Agreement, the term “Indebtedness” means, without duplication, (i) all indebtedness of Seller for borrowed money, whether current or funded, secured or unsecured, direct or indirect, including under lines of credit or other credit facilities of Seller or evidenced by notes, bonds, debentures or other debt securities, (ii) any cash overdrafts or similar obligations, (iii) the deferred purchase price of property or services (other than accounts payable and accrued expenses incurred in the ordinary course of business that are reflected on the Final Closing Balance Sheet) with respect to which Seller is liable as obligor (including credit card balances), (iv) any notes payable to any of Seller’s stockholders, vendors, customers or third parties, (v) all interest owed with respect to the indebtedness described in the preceding clauses (i) through (iv) and any prepayment penalties or fees or similar breakage costs or other fees and costs required to be paid in order for such indebtedness to be satisfied and discharged in full as of the Closing Date, (v) any severance or change of control payments, liabilities or obligations owed or due to be paid as a result of the sale of the Purchased Assets, and (vi) indebtedness of the types described in clauses (i) through (v) guaranteed, directly or indirectly, in any manner by Seller through an agreement, contingent or otherwise.

(b)                                 Actual Working Capital.

(i)                                     As soon as practicable after the date hereof, but not later than ninety (90) days following the date hereof, Purchaser shall prepare and deliver to Seller the following:

(A)                              a balance sheet of the Business based upon the Purchased Assets and Assumed Liabilities as of the Closing Date prepared in accordance with GAAP consistently applied (the “Final Closing Balance Sheet”), reflecting all adjustments made by Purchaser to the Estimated Closing Balance Sheet;

(B)                                Purchaser’s calculation of the Working Capital as of the Closing Date (the “Actual Working Capital”) which shall be consistent with the methodology set forth in Section 1.6(a)(ii), together with a statement setting forth the amount, if any, by which the Actual Working Capital is less than the Estimated Working Capital (such deficiency, the “Working Capital Deficit”) or the Actual Working Capital is greater than the Estimated Working Capital (such excess, the “Working Capital Surplus”); and

(C)                                all workpapers and copies of source documents that reasonably support and document the determination of the Actual Working Capital (collectively, the “Supporting Documents”).

(ii)                                  Purchaser shall prepare or coordinate the preparation of the Final Closing Balance Sheet, the cost of which shall be borne by Purchaser. Seller, Purchaser, and their respective accountants and other representatives shall fully cooperate with each other in the preparation and review of the Final Closing Balance Sheet, including, without limitation, by providing access to accountant’s work papers relevant to the Final Closing Balance Sheet, as well as the books and records related thereto.

(iii)                               Within thirty (30) days after the delivery of the Final Closing Balance Sheet and Supporting Documents to Seller, Seller may deliver written notice (the “Protest Notice”) to Purchaser of any objections to Purchaser’s calculation of the Actual Working Capital. The Protest Notice shall (A) describe the nature of Seller’s objection in reasonable detail, (B) identify the specific items involved and the dollar amount of each such objection, and (C) be accompanied with reasonable supporting documentation for each of Seller’s objections. If Seller fails to deliver a Protest Notice within such 30-day period, then Seller will be deemed to have accepted the Final Closing Balance Sheet and Purchaser’s calculation of the Actual Working Capital and may not introduce additional disagreements with respect to any item in the Final Closing Balance Sheet.

(iv)                              If Seller timely delivers a Protest Notice to Purchaser, then any dispute shall be resolved as follows:

(A)                              The parties shall promptly endeavor to negotiate in good faith to reach agreement upon the amount of the Actual Working Capital. In the event that a written agreement determining the amount of the Actual Working Capital has not been reached within ten (10) business days after the date of receipt by Purchaser of the Protest Notice, each of Seller and Purchaser shall each select one (1) reputable accounting firm and the two (2) accounting firms selected by Seller and Purchaser shall jointly choose a third reputable accounting firm (with whom neither Purchaser or its affiliates, nor Seller, the Shareholder or their respective affiliates, have any relationship) to arbitrate the dispute over the calculation of the Actual Working Capital, which accounting firm shall serve as the arbiter for the dispute over the calculation of the Actual Working Capital (the “Working Capital Arbiter”). Upon the selection of the Working Capital Arbiter, each of Purchaser’s and the Seller’s determination of the items in dispute shall be submitted to the Working Capital Arbiter.

(B)                                The Working Capital Arbiter shall be directed to render a detailed written report that sets forth the resolution of all items in dispute (the “Disputed Items”) and that contains a final copy of the Final Closing Balance Sheet as promptly as practicable, and to resolve only the Disputed Items. Each of Seller and Purchaser shall furnish to the Working Capital Arbiter such work papers, schedules and other documents and information relating to the Disputed Items as the Working Capital Arbiter may reasonably request. The Working Capital Arbiter shall establish the procedures it shall follow (including procedures regarding the presentation of materials supporting each party’s position) giving due regard to the mutual intention of the Purchaser and Seller to resolve each of the Disputed Items as accurately, quickly, efficiently and inexpensively as possible, but in no event later than thirty (30) days after the Protest Notice is sent by the Seller. The Working Capital Arbiter’s resolution of the Disputed Items and the calculation of the Actual Working Capital shall be final and binding upon each party hereto absent manifest error by the Working Capital Arbiter. The fees and expenses of the Working Capital Arbiter shall be borne exclusively by the party whose last proposal with respect to the Disputed Items and the Actual Working Capital (prior to the submission thereof to the Working Capital Arbiter) is furthest from the final determination of the Disputed Items and Actual Working Capital by the Working Capital Arbiter.

(v)                                 If, after the final determination of the Actual Working Capital, there is a Working Capital Deficit, then the Purchase Price shall be reduced dollar-for-dollar by the entire amount of such Working Capital Deficit. Purchaser shall be entitled to the amount of such reduction, which amount shall be paid by Seller to Purchaser within ten (10) days after the final determination of the Actual Working Capital.

(vi)                              If, after the final determination of the Actual Working Capital, there is a Working Capital Surplus, then the Purchase Price shall be increased dollar-for-dollar by the entire amount of such Working Capital Surplus. Seller shall be entitled to the amount of such increase, which sum shall be paid by Purchaser to Seller within ten (10) days after the final determination of the Actual Working Capital.

(vii)                           Upon written notice to Seller specifying in reasonable detail the basis therefor, Purchaser may set-off any amount to which it may be entitled under this Section 1.6 after a final determination by the Working Capital Arbiter as provided for above, or as to which Seller does not deliver a Protest Notice as provided for above, against amounts otherwise payable under Section 1.7. The exercise of such a right of set-off by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Section 1.7. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser or Seller in any manner in the enforcement of any other remedies that may be available to it.

1.7                                 Earn-Out.

(a)                                  For the purposes of this Section 1.7, the following terms shall have the meanings set forth below:

“Cumulative Earn-Out Period” shall mean the period beginning on June 1, 2009 and ending May 31, 2012.

“Cumulative Earn-Out Payment” shall mean any payment of the amounts as determined in accordance with Section 1.7(c), which shall, if made, constitute additional consideration for the Purchased Assets.

“Cumulative EBITDA” shall mean for any period, the cumulative EBITDA generated from June 1, 2009 through and including the end of such period.

“Earn-Out Payment” shall mean any EBITDA Earn-Out Payment or any Cumulative Earn-Out Payment.

“Earnings” shall mean, for any period, the earnings of the Purchaser and its affiliates attributable to the Business during such period, including without limitation, all earnings attributable to Existing Accounts and New Accounts.

“EBITDA” shall mean the Earnings, excluding interest, taxes, depreciation and amortization, determined in accordance with GAAP, consistently applied. For purposes of this definition, any corporate overhead expenses charges paid by or among Purchaser and its subsidiaries or affiliates shall be excluded from the calculation of EBITDA and shall not cause a reduction of EBITDA for any applicable period; provided, however, that Purchaser may be charged for, and the calculation of EBITDA shall include, (i) the reasonable direct cost of services (including, without limitation, finance, accounting and customer support services) provided by Echo or the Purchaser to the extent directly relating to the operation of the Business, (ii) any salary, bonus, commissions or other compensation paid or payable by Purchaser to Shareholder for such period (other than payments pursuant to this Agreement), and (iii) its reasonable, allocable share of any out-of-pocket costs for products or services purchased or procured by Echo or its subsidiaries or affiliates from third parties for the direct benefit of the Purchaser with respect to the operation of the Business (e.g., Echo may purchase insurance for all operating subsidiaries, including Purchaser, and allocate a reasonable portion of the cost thereof to Purchaser), provided that the costs for such products or services are commercially reasonable and do not exceed the costs that would be paid by Purchaser directly.

“EBITDA Earn-Out Payment” shall mean any payment of the amounts as determined in accordance with Section 1.7(b), which shall, if made, constitute additional consideration for the Purchased Assets.

“EBITDA Measurement Period” shall mean each of the First EBITDA Measurement Period, the Second EBITDA Measurement Period, and the Third EBITDA Measurement Period.

“Existing Accounts” shall mean all customer accounts of Seller as of the Closing listed on Schedule 1.7(a) to this Agreement; provided, however, that no customer account listed on Schedule 1.7(a) shall constitute an Existing Account unless Seller has delivered an invoice to such customer account within the twelve (12) month period prior to the Closing.

“First EBITDA Measurement Period” shall mean the period beginning on June 1, 2009 and ending May 31, 2010.

“New Accounts” means all future customer accounts obtained by any current or future employee or independent contractor of the Purchaser and its affiliates in connection with the Business; provided, that no such future customer account shall constitute a New Account for purposes of this Agreement unless such customer account was obtained by such employee or independent contractor in compliance with the standard policies and procedures used by Echo with respect to Echo’s or its subsidiaries’ sales personnel (as such policies and procedures may be supplement or amended by Echo from time to time), consistently applied with respect to all such sales personnel, including employees and independent contractors of the Purchaser. Such policies and procedures include policies for resolving conflicts among Echo’s or its subsidiaries’ sales personnel regarding allocation and ownership of customer accounts.

“Second EBITDA Measurement Period” shall mean the period beginning on June 1, 2010 and ending May 31, 2011.

“Third EBITDA Measurement Period” shall mean the period beginning on June 1, 2011 and ending May 31, 2012.

(b)                                 The applicable EBITDA Earn-Out Payments shall be determined as follows and paid in accordance with the procedures and on the date set forth in Section 1.7(f):

(i)                                     If the EBITDA for the First EBITDA Measurement Period is equal to at least $2,500,000, then Purchaser shall pay to Seller an EBITDA Earn-Out Payment in an amount equal to $1,333,333.

(ii)                                  If the EBITDA for the Second EBITDA Measurement Period is equal to at least $2,500,000, then Purchaser shall pay to Seller an EBITDA Earn-Out Payment in an amount equal to $1,333,333.

(iii)                               If the EBITDA for the Third EBITDA Measurement Period is equal to at least $2,500,000, then Purchaser shall pay to Seller an EBITDA Earn-Out Payment in an amount equal to $1,333,334.

(iv)                              If the EBITDA for any EBITDA Measurement Period is less than $2,500,000 but equal to or greater than $2,000,000, then Purchaser shall pay to Seller an EBITDA Earn-Out Payment in an amount equal to $1,333,333 times a fraction, (A) the numerator of which is the positive difference between (x) the EBITDA for such EBITDA Measurement Period and (y) $2,000,000, and (B) the denominator of which is $500,000. By way of example only, if the EBITDA for the applicable EBITDA Measurement Period is equal to $2,200,000, the EBITDA Earn-Out Payment would be $533,333 (or $1,333,333 times $200,000 [or $2,200,000 minus $2,000,000] divided by $500,000).

(v)                                 Notwithstanding the foregoing to the contrary, if the Cumulative EBITDA equals or exceeds $7,500,000 during the Cumulative Earn-Out Period, then Purchaser shall pay to Seller an EBITDA Earn-Out Payment in an amount equal to $4,000,000, less the amount of any Earn-Out Payments previously paid by Purchaser with respect to any EBITDA Measurement period pursuant to Sections 1.7(b)(i) – (iv) above; provided, however, that Seller shall not be entitled to any payment pursuant to this Section 1.7(b)(v) in the event that the EBITDA for any EBITDA Measurement Period is less than $2,000,000. For the avoidance of doubt, in no event shall the aggregate amount of EBITDA Earn-Out Payments payable pursuant to this Section 1.7(b) exceed $4,000,000.

(c)                                  In addition to the applicable EBITDA Earn-Out Payments above, upon the Cumulative EBITDA equaling or exceeding $10,000,000 on or prior to April 30, 2012, Purchaser shall pay to Seller a Cumulative Earn-Out Payment equal to $2,500,000. The Cumulative Earn-Out Payment shall be paid in accordance with the procedures and on the date set forth in Section 1.7(f).

(d)                                 Within twenty (20) days after the close of the books following the end of each month during each EBITDA Measurement Period, Purchaser shall provide to Seller a statement of the EBITDA for the month then ended and the Cumulative EBITDA for the portion of the Cumulative Earn-Out Period then ended (the “EBITDA Statement”). Purchaser shall provide to Seller and its representatives copies of such records and work papers created in connection with preparation of the EBITDA Statement which are reasonably required to support such EBITDA Statement. Seller and its representatives shall have the right to inspect Purchaser’s books and records during business hours, upon reasonable prior notice, and solely for purposes reasonably related to the determination of EBITDA. Upon receipt of each EBITDA Statement for any portion of an EBITDA Measurement Period, Seller shall be entitled to object to the calculation of EBITDA for such period by delivery to Purchaser of a written notice of objection, and the parties agree to discuss in good faith any modifications to the calculation of such EBITDA. In the event that the parties cannot agree on any such modifications, Seller shall be entitled to make such further objections as it deems appropriate in a Notice of Objection as described in the following sentence. Upon receipt of the final EBITDA Statement for each fully completed EBITDA Measurement Period, Seller shall be entitled to object to the calculation of EBITDA for such EBITDA Measurement Period by delivery to Purchaser of a written notice of objection thereto (a “Notice of Objection”), describing in reasonable detail the nature of the disagreement asserted. If Seller fails to deliver a Notice of Objection to Purchaser within thirty (30) days following receipt of an EBITDA Statement for a fully completed EBITDA Measurement Period, the determination of EBITDA by Purchaser as set forth in such EBITDA Statement shall be final and binding on the parties hereto.

(e)                                  If Seller timely delivers a Notice of Objection to Purchaser, then any dispute shall be resolved as follows:

(i)             Seller and Purchaser shall promptly endeavor to negotiate in good faith to agree upon the amount of the EBITDA. In the event that a written agreement determining the amount of the EBITDA has not been reached within ten (10) business days after the date of receipt by Purchaser of the Notice of Objection, each of Seller and Purchaser shall each select one (1) reputable accounting firm and the two (2) accounting firms selected by Seller and Purchaser shall jointly choose a third reputable accounting firm (with whom neither Purchaser or its affiliates, nor Seller, the Shareholder or their respective affiliates, have any relationship) to adjudicate the determination of the EBITDA, which accounting firm shall serve as the arbiter for the dispute over the calculation of EBITDA (the “EBITDA Arbiter”). Upon the selection of the EBITDA Arbiter, each of the Purchaser’s and the Seller’s determination of the EBITDA shall be submitted to the EBITDA Arbiter.

(ii)          The EBITDA Arbiter shall be directed to render a written report on the unresolved disputed issues with respect to the EBITDA as promptly as practicable but in no event later than sixty (60) days after the Notice of Objection is sent by Seller, and to resolve only those issues of dispute set forth in the Notice of Objection. Each of Seller and Purchaser shall furnish to the EBITDA Arbiter such work papers, schedules and other documents and information relating to the unresolved disputed issues as the EBITDA Arbiter may reasonably request. The EBITDA Arbiter shall establish the procedures it shall follow (including procedures regarding the presentation of materials supporting each party’s position) giving due regard to the mutual intention of the parties to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible. The resolution of the dispute and the calculation of the EBITDA shall be final and binding upon each party hereto absent manifest error. The fees and expenses of the EBITDA Arbiter shall be borne exclusively by the party whose proposal for the EBITDA is furthest from the final determination of the EBITDA by the EBITDA Arbiter.

(f)                                    On the date that a EBITDA Statement is delivered to Seller reflecting that an Earn-Out Payment (as determined in accordance with Section 1.7(b) above) is due or a Cumulative Earn-Out Payment (as determined in accordance with Section 1.7(c) above) is due, Purchaser shall pay to Seller the applicable Earn-Out Payment (as determined in accordance with Section 1.7(b) above), the applicable Cumulative Earn-Out Payment (as determined in accordance with Section 1.7(c) above), or the portion of any applicable Earn-Out Payment that is not then in dispute under Sections 1.7(d) and 1.7(e) above. Notwithstanding the foregoing, if an Earn-Out Payment becomes due and payable to Seller after the resolution of a dispute pursuant to Section 1.7(e) above, then Purchaser shall pay to Seller, within five (5) business days of the final determination of the EBITDA for the applicable EBITDA Measurement Period pursuant to Section 1.7(e) above, the additional amount with respect to the applicable Earn-Out Payment. All payments to Seller pursuant to this Section 1.7(f) shall be made by wire transfer in accordance with wire transfer instructions provided to Purchaser by the Seller.

(g)                                 During the Cumulative Earn-Out Period, Purchaser shall (i) continue to operate the Business in a manner consistent with Seller’s past practices and the Budget, subject to the Business continuing to perform in a manner consistent with its past performance and the Budget and to the express limitations set forth in this Agreement, and (ii) maintain separate books and records of the Business, including, but not limited to, separate quarterly profit and loss statements of the Business, so as to make calculation of EBITDA feasible and verifiable.

(h)                                 Notwithstanding anything in this Agreement to the contrary, except as expressly set forth in this Section 1.7, or as required by the Purchaser’s implied contractual covenant of good faith and fair dealing, this Agreement shall impose no restrictions on the operation of the Business by Purchaser after the Closing or on the operations, business or activities of Purchaser or Echo after the Closing; provided, however, that during the Cumulative Earn-Out Period, Purchaser shall not act in an arbitrary or commercially unreasonable manner in the conduct or operation of the Business if such action would be reasonably likely to materially interfere with the achievement of the EBITDA targets set forth in this Section 1.7. Without limiting the foregoing, Seller acknowledges and agrees that after the Closing, (i) Purchaser may operate the Business under the name “Echo” or “Echo Global,” (ii) all financial statements, billing matters, payment of accounts payables, collections of accounts receivables, bank accounts, credit facilities and other financial operations or activities of the Business will be consolidated with Purchaser, (iii) the Business will transition to using the Purchaser’s operational and financial technology, and in connection with such transition, Purchaser shall use its commercially reasonable efforts to insure that no material deterioration in the timeliness and accuracy of order processing, job tracking, billing, collections or the availability of budgeted operating capital results from such transition, and (iv) Echo, as the sole member of the Purchaser, may, in its sole discretion, dissolve or terminate Purchaser and operate the Business as a division of Echo, provided that Echo expressly assumes the obligations of the Purchaser under this Section 1.7, including without limitation, all payment obligations and the obligation under Section 1.7(h) to maintain separate books and records of the Business.

1.8                                 Allocation of Purchase Price. The parties shall (a) allocate the Purchase Price (and all relevant Assumed Liabilities and other relevant items) among the Purchased Assets and the Restrictive Covenants set forth in Section 7.1 below (the “Purchase Price Allocation”) in accordance with the methodology set forth on Schedule 1.8 hereto and the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), (b) within thirty (30) days of the final determination of the Actual Working Capital, make appropriate adjustments to the Purchase Price Allocation to reflect changes in the Purchase Price, and (c) make consistent use of the allocation, fair market value and useful lives specified on Schedule 1.8 hereto, as adjusted, for all Tax reporting purposes and report the transactions contemplated by this Agreement in accordance with the Purchase Price Allocation.

ARTICLE II

CLOSING

2.1                                 Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution of this Agreement. The date of the Closing shall be referred to herein as the “Closing Date.”

2.2                                 Closing Date for Financial Reporting Purposes. For convenience, the parties hereto agree that, solely for purposes of Purchaser’s financial accounting and reporting (but not for any other purpose under this Agreement, including without limitation, Section 1.6, Article III, Article IV and Article V hereof), the Closing shall be deemed completed as of 12:01 a.m. (CST) on the morning of June 1, 2009.

2.3                                 Transactions at the Closing. At the Closing, the parties shall take the following actions, which shall be deemed to occur simultaneously at the Closing:

(a)                                  Purchaser shall take the following actions:

(i)                                deliver to Seller the Closing Payment by means of wire transfer of immediately available funds into one or more bank accounts designated in writing by Seller to Purchaser prior to the Closing Date; and

(ii)                             deliver to Seller the following:

(A)                              an Assumption Agreement, in substantially the form attached hereto as Exhibit B, duly executed by Purchaser and reflecting the assumption of the Assumed Liabilities;

(B)                                a consulting agreement between the Purchaser and James A. Ray, in substantially the form attached hereto as Exhibit C (the “Consulting Agreement”), duly executed by the Purchaser;

(C)                                the License Agreement required to be delivered pursuant to Section 6.5, duly executed by the Purchaser; and

(D)                               such other documents or certificates as are deemed reasonably necessary by Seller and its counsel.

(b)                                 Seller shall deliver to Purchaser the following:

(i)                                a Bill of Sale and Assignment Agreement, in substantially the form attached hereto as Exhibit D, duly executed by Seller;

(ii)                             assignments of Intellectual Property Assets, as Purchaser reasonably deems necessary or appropriate, duly executed by Seller;

(iii)                          a certificate of the Secretary of Seller certifying as to: (A) the articles of incorporation of Seller, as certified by the Secretary of State of the State of Illinois not earlier than ten (10) days prior to the Closing Date; (B) the by-laws of Seller; (C) resolutions duly adopted by the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and any agreements, instruments, certificates or other documents executed by Seller pursuant to this Agreement; and (D) the incumbency of its officers authorized to execute this Agreement and such other agreements or documents on behalf of Seller;

(iv)                         a certificate from the Secretary of State of the State of Illinois as of a date not earlier than ten (10) days prior to the Closing Date as to the existence and good standing of Seller;

(v)                            each of the consents required to be obtained from third parties as identified under Section 4.5 and Section 4.12 of this Agreement;

(vi)                         the Consulting Agreement, duly executed by James A. Ray;

(vii)                      a pay-off letter from each lender of the Company with respect to any Indebtedness indicating (A) the aggregate amount owed to such lender as of the Closing (collectively, the “Payoff Amount”) and (B) that, upon payment of such amount, all amounts due and owing such lender by the Company shall be deemed satisfied and paid in full, such lender or creditor shall release all of its Liens and Encumbrances outstanding on or against the Purchased Assets or Seller, and shall authorize the filing of UCC Termination Statements or such other documents or endorsements necessary to release of record such Liens and Encumbrances outstanding on or against the Purchased Assets or Seller, in form and substance satisfactory to Purchaser at the Closing;

(viii)                        the License Agreement required to be delivered pursuant to Section 6.5, duly executed by Seller;

(ix)                                copies of the Confidentiality and Non-Compete Agreements required to be delivered pursuant to Section 6.6;

(x)                                   an assignment to Purchaser of Seller’s obligations under that certain lease agreement for Seller’s premises located at Suite 102, 4747 Lincoln Mall Drive, Matteson, Illinois 60443 (the “Lease”);

(xi)                                an assignment to Purchaser of Seller’s rights under that certain promissory note payable to Seller by Inline Enterprises, LLC in the original principal amount of $99,878.13 (the “Inline Note”);

(xii)                             a certificate, duly completed and executed by Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(xiii)                          such other documents or certificates as are deemed reasonably necessary by the Purchaser and its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND THE

SHAREHOLDER

Each of Holdings and the Shareholder hereby, severally and not jointly, represents and warrants to the Purchaser as follows:

3.1                                 Authority. Each of Holdings and the Shareholder has all requisite power, right and authority to enter into and perform its or his obligations under this Agreement, the Consulting Agreement, as applicable, and each of the other agreements, instruments or documents entered into in connection with this Agreement (collectively, the “Transaction Documents”) to which Holdings or the Shareholder is a party.

3.2                                 Enforceability. This Agreement and each of the Transaction Documents to which Holdings and the Shareholder is a party have been duly executed and delivered by Holdings and the Shareholder and are the valid and binding obligation of Holdings and the Shareholder and are enforceable against Holdings and the Shareholder in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether applied in a proceeding at law or in equity. No permits, approvals or consents of or notifications to (i) any governmental entities or (ii) any other persons are necessary in connection with the execution, delivery and performance by Holdings or the Shareholder of this Agreement and the Transaction Documents to which

Holdings or the Shareholder is a party and the consummation by Holdings or the Shareholder of the transactions contemplated hereby and thereby.

3.3                                 Transaction Not a Breach. Neither the execution and delivery of this Agreement and the Transaction Documents by Holdings or the Shareholder, nor the performance by Holdings or the Shareholder of the transactions contemplated hereby or thereby will, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to Holdings or the Shareholder, (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Holdings or the Shareholder, or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, claim or encumbrance upon the properties or assets of Holdings or the Shareholder pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which Holdings or the Shareholder is a party or by which he is or may be bound.

3.4                                 No Brokers. Except as set forth on Schedule 3.4, no broker, finder, agent or similar intermediary has acted for or on behalf of Holdings or the Shareholder in connection with this Agreement or the transactions contemplated hereby, and no other broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Holdings or the Shareholder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER, HOLDINGS AND

SHAREHOLDER

Each of Seller, Holdings and the Shareholder hereby, jointly and severally, represents and warrants to the Purchaser as follows:

4.1                                 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the Transaction Documents, and to consummate the transactions contemplated hereby and thereby. Seller is qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Seller or its business, properties, assets or condition. A list of the jurisdictions where Seller is so qualified to do business is set forth on Schedule 4.1.

4.2                                 No Subsidiaries. Except as set forth on Schedule 4.2, Seller does not own, directly or indirectly, more than fifty percent (50%) of the equity interests or voting control of any other corporation, partnership, limited liability company or other entity (each, a “Subsidiary”), nor does Seller own, directly or indirectly, any stock or other equity interest in any other corporation, partnership, limited liability company or other entity.

4.3                                 Capitalization; Indebtedness. Holdings owns and holds of record all of the issued and outstanding shares of capital stock of Seller, free and clear of any liens, claims or other encumbrances. Shareholder owns and holds of record at least a majority of the issued and outstanding shares of capital stock of Holdings, free and clear of any liens, claims or other encumbrances. As of the Closing, Seller has no outstanding Indebtedness and is not a guarantor or indemnitor of any Indebtedness of any other person or entity.

4.4                                 Authority. Seller (a) has all requisite corporate power to enter into, and perform its obligations under, this Agreement and each of the Transaction Documents to which it is a party and (b) has taken all requisite corporate action to authorize (i) the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party and (ii) the consummation of the sale of the Purchased Assets and other transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been duly executed and delivered by Seller and is binding upon, and legally enforceable against, Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.5                                 Transaction Not a Breach; Required Consents. Except as set forth on Schedule 4.5, neither the execution and delivery of this Agreement or any of the Transaction Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby, will, with or without the giving of notice or the passage of time or both, (a) violate or conflict with or result in a breach of (i) any of the terms, conditions or provisions of Seller’s articles of incorporation or bylaws, (ii) any Contract, or (iii) any law, statute, ordinance, rule, regulation, restriction, judgment, order, writ, injunction, decree, determination or award to which Seller may be subject or bound, (b) result in the creation of any Lien or Encumbrance upon any of the Purchased Assets, (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon, or refuse to perform, any Contract, or (d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any Contract. Except as set forth on Schedule 4.5, no filing, declaration or registration with, or consent, approval, order or authorization of, any governmental authority or other person is required to be made or obtained by Seller or Shareholder in connection with the consummation by Seller of the transactions contemplated by this Agreement or by any of the Transaction Documents.

4.6                                 Financial Statements. Seller has delivered to Purchaser (a) the unaudited financial statements of Seller as of December 31, 2008 and December 31, 2007, and the related statements of income for each of the fiscal years then ended (collectively, the “Year End Financial Statements”), (b) the unaudited balance sheet of Seller as of April 30, 2008 (the “Current Balance Sheet”) and the related statement of income of Seller for the four-month period then ended (collectively, the “Current Financial Statements”), and the Estimated Closing Balance Sheet. The Year End Financial Statements, the Current Financial Statements and the Estimated Closing Balance Sheet are collectively referred to herein as the “Financial Statements.” The Financial Statements have been prepared in accordance with GAAP applied consistent with past practices, are complete and correct in all material respects, and present fairly as of their respective dates the financial condition and results of operations of the Business as of and for the periods presented thereby, except, in the case of the Current Financial

Statements and the Estimated Closing Balance Sheet, for normal year-end adjustments (which will not be material individually or in the aggregate) and the failure to include footnotes and other similar presentation items required by GAAP.

4.7                                 No Undisclosed Liabilities. Except as set forth on Schedule 4.7, the Business has no debts, liabilities or obligations of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, or otherwise (collectively, “Liabilities”), except (a) to the extent such Liabilities are clearly and accurately reflected and accrued for or fully reserved against in the Estimated Closing Balance Sheet, (b) Liabilities incurred in the ordinary course of business since the date of the Estimated Closing Balance Sheet, and (c) Liabilities under or pursuant to the Assigned Contracts which are to be performed or incurred after the Closing and are apparent from the reading of such Assigned Contract (but not Liabilities that result from, arise out of, or are attributable to, any breach of such Contract if such breach occurred prior to the Closing, Seller is aware of such breach, and Seller has disclosed such breach on Schedule  4.12).

4.8                                 Litigation. Except as set forth on Schedule 4.8, (a) there is no action, suit, claim, proceeding or investigation pending (or, to the Seller’s knowledge, currently threatened in writing) against Seller, Holdings or the Shareholder relating in any way to Seller or the Business, (b) none of Seller, Holdings nor the Shareholder is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency, authority or body relating in any way to Seller or the Business, and (c) there is no action, suit, claim, proceeding or investigation by Seller currently pending or that Seller intends to initiate relating in any way to Seller or the Business. Except as set forth on Schedule 4.8, since December 31, 2007, Seller has not been a party or otherwise subject to any action, suit, proceeding, order, claim or investigation relating in any way to Seller or the Business involving a claim or request for an injunction or other equitable relief or for damages in excess of $50,000.

4.9                                 Insurance. Schedule 4.9 sets forth a list of all insurance policies maintained by Seller, specifying the type of coverage, the amount of coverage, the insurer and the expiration date of each such policy (collectively, the “Insurance Policies”) and all claims under such Insurance Policies since December 31, 2007 in excess of $10,000. Each Insurance Policy is in good standing, valid and subsisting, and in full force and effect in accordance with its terms and, collectively, such Insurance Policies are reasonably adequate and customary for the conduct of the Business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. Seller not has received any notice or other communication from any issuer of the Insurance Policies since December 31, 2007 validly canceling or amending any of the Insurance Policies, increasing any deductibles or retained amounts thereunder, and, to the Seller’s knowledge, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened.

4.10                           Intellectual Property.

(a)                                  Schedule 4.10 sets forth an accurate and complete list of all Intellectual Property Assets owned or licensed by Seller. Except as otherwise disclosed in Schedule 4.10: (A) Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property

Assets used in the Business, free and clear of any and all liens, charges, covenants, conditions, restrictions, encumbrances and adverse claims or rights whatsoever (“Liens or Encumbrances”); (B) Seller has the right and authority to use each of the Intellectual Property Assets in connection with the conduct of the Business in the manner presently conducted, without payment to any third party; (C) Seller is not in violation of any license, sublicense or agreement with respect to any of its Intellectual Property Assets, and the consummation of the transactions contemplated by this Agreement will not limit Seller’s ability to use such Intellectual Property Assets; (D) to Seller’s knowledge, Seller is not infringing upon, violating or misappropriating, the Intellectual Property Assets of any other person or entity, and (E) no person or entity is infringing upon, violating or misappropriating, any of Seller’s Intellectual Property Assets. The Intellectual Property Assets included in the Purchased Assets comprise all of the Intellectual Property Assets that are necessary to conduct the Business in the manner presently conducted.

(b)                                 As used herein, the term “Intellectual Property Assets” means (A) registered and unregistered trade names, trade marks, logos, service marks and trade mark and service mark applications, together with all goodwill associated with any of the foregoing and all registrations and applications therefore, (B) patents, patent applications, patent disclosures and inventions and discoveries that may be patentable, (C) registered and unregistered copyrights in both published and unpublished works and applications for registration thereof, (D) trade secrets or confidential or proprietary information (including, without limitation, customer and supplier lists and information, software (other than commercially available, “off-the-shelf” software), process technology, technical information, drawings and plans, financial, marketing and business data, pricing and cost information, and business and marketing plans) know-how and copyrightable works, and (E) rights in internet web sites or protocol addresses, internet domain names and registration rights, uniform resource locators, and related security passwords or codes.

4.11                           Tax Matters. Seller has complied in all material respects with all laws relating to Taxes and has timely filed or caused to be timely filed all returns, statements, schedules, reports, and other information required to be filed with any governmental authority or third party (collectively, “Tax Returns”) with respect to any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code Section 59A), alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any governmental or taxing authority, or any interest, penalties, additions to tax or other additional amounts incurred or accrued under applicable tax law or properly assessed or charged by any governmental or taxing authority (collectively, “Taxes”). All such Tax Returns were true, correct and complete in all material respects. All Taxes of Seller due and payable (whether or not shown as due on a Tax Return) have been paid. There are no unpaid assessments for additional Taxes of Seller for any period, and to the knowledge of Seller, there is no basis therefor. There are no liens for Taxes on any assets of Seller, other than liens for Taxes not yet due and payable. Seller has (i) withheld all required amounts from its employees, agents, contractors, nonresidents, and other persons and remitted such amounts to the proper agencies in accordance with all applicable laws; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security Taxes and premiums, and unemployment Taxes and premiums, all in compliance with the Code (and other applicable federal, state, local or foreign laws) as in effect for the applicable year. No federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently in progress or pending, or to the knowledge of Seller, threatened with regard to any Taxes or Tax Returns of Seller. Seller has properly elected to be treated as an S corporation pursuant to Code Section 1362(a) and the laws of each state in which Seller conducts business, effective as of its date of incorporation. Each such election is currently effective and no event has occurred (or fact has existed) that would cause Seller not to initially qualify as an S corporation under Code Section 1361(a) (or any comparable provision of applicable state law) or that would terminate Seller’s S corporation status. No taxing authority has challenged the effectiveness of any of these elections. There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of Seller that, individually or collectively, could give rise to a payment by Purchaser (or the provision by Seller of any other benefit such as accelerated vesting) that would not be deductible by reason of Code Section 280G or subject to an excise tax under Code Section 4999. Seller has no indemnity obligation for any excise Taxes imposed under Code Section 4999 or for any Taxes of any employee, including the Taxes under Code Section 409A.

4.12                           Contracts; No Defaults.

(a)                                  Schedule 4.12 contains an accurate and complete list, and Seller has delivered to Purchaser accurate and complete copies of, each of the following contracts, agreements, instruments, leases, subleases, licenses, deeds, mortgages, purchase orders, commitments, arrangements or undertakings, whether written or oral (“Contracts”), to which or by Seller is a party or otherwise bound that relates to the Purchased Assets or operation of the Business:

(i)                                     each Contract relating to the acquisition or divestiture of capital stock or other equity securities, assets or business of any person or entity;

(ii)                                  each Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis (other than Contracts for “at will” employment that are not in writing) and each Contract with any independent sales agents or contractors;

(iii)                               each agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien, claim or other encumbrance on any portion of the Purchased Assets;

(iv)                              each guaranty of any obligation for borrowed money;

(v)                                 each lease or agreement under which Seller is lessee of, or holds or operates any personal property owned by any other person or entity;

(vi)                              each lease or agreement under which Seller is lessor of or permits any third party to hold or operate any property, real or personal;

(vii)                           each Contract or group of related Contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $25,000;

(viii)                        each Contract or group of related Contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $25,000;

(ix)                                each Contract which expressly prohibits Seller from freely engaging in business anywhere in the world; and

(x)                                   each Contract entered into outside the ordinary course of business.

(b)                                      Except as set forth on Schedule 4.12:

(i)                                     each Assigned Contract is a valid, binding and enforceable agreement against Seller and, to Seller’s knowledge, the other parties thereto in accordance with its terms (except to the extent that the enforceability of obligations and the availability of certain remedies thereunder are subject to and may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally);

(ii)                                  no consent, authorization or approval is required under any Assigned Contract in connection with the consummation of the transactions contemplated by this Agreement

(iii)                               Seller is not in breach of, or in default under, the terms of any Assigned Contract and has not received any notice of any such breach or default;

(iv)                              no condition exists or event has occurred that with or without notice or the passage of time or both, would constitute such a breach of, or a default under, any Assigned Contract by Seller;

(v)                                 no other party to any Assigned Contract has breached any provision or is in default under any Assigned Contract; and

(vi)                              Seller has not given or received, at any time since December 31, 2007, any written notice or other written communication regarding any actual, alleged, or potential violation or breach of, or default under, any Assigned Contract.

(c)                                       Except as set forth on Schedule 4.5 or Schedule 4.12, the continuation, validity and effectiveness of each Assigned Contract will not be affected by the consummation of the transactions contemplated hereunder. Except as set forth on Schedule 4.12, there are no pending renegotiations of any of the Assigned Contracts, and neither Seller nor Shareholder has any knowledge that a party to any Assigned Contract intends to terminate, cancel or materially change the terms of any such Assigned Contract.

4.13                                Licenses and Permits. Schedule 4.13 sets forth a complete and correct list of all licenses, franchises, permits, operating authorities, state operating licenses or registrations and other interstate, intrastate, national or international regulatory licenses and other governmental authorizations held by Seller as of the date hereof relating to the Business (collectively, “Permits”). Such Permits (or, if renewed after the date hereof, such renewals) are valid and in effect and Seller has not received any written notice that any governmental authority intends to cancel, terminate or not renew any of the same. Seller holds and is in compliance in all material respects with all Permits necessary for the ownership and use of its assets or properties and the operation of the Business as presently conducted. No such Permit is subject to termination or modification as a result of the transactions contemplated hereby and except as set forth on Schedule 4.13, no filings, consents or approvals are necessary to assign or transfer any of such Permits to Purchaser and all of such Permits will be in full force and effect following consummation of the transactions contemplated hereby.

4.14                                Compliance with Laws. Each of Seller and the operation of the Business as conducted on the date hereof is in compliance in all material respects with all applicable federal, state, local and all other applicable laws, regulations, ordinances or orders. Neither Seller nor Shareholder has received any notice or other communication from any governmental authority, agency or body or any other person regarding any actual or alleged violation of or failure to comply with any term or requirement of applicable law.

4.15                                Employees.

(a)                                       Schedule 4.15 sets forth a true and complete list of the names, start dates, rates of pay per applicable period, applicable commission rates, and titles of all current officers, directors, employees and independent sales agents or contractors of Seller. Except as listed on Schedule 4.15, Seller has not entered into any agreements or arrangements with any officers, directors, employees or independent sales agents or contractors of Seller. To the knowledge of Seller, each employee and independent sales agent or contractor of Seller is currently deploying all of his or her business time to the conduct of the business of Seller, and no employee or independent sales agent or contractor of Seller has any intention to terminate his or her employment with Seller or to change his or her work schedule in any material respect, either as a result of the transactions contemplated by this Agreement or otherwise. To Seller’s knowledge, no employee of Seller is obligated under any Contract or subject to any order or judgment that would interfere with the use of such employee’s or independent sales agent’s or contractor’s best efforts to promote the interests of Seller or would conflict with the Business. Neither the execution and delivery of this Agreement nor the carrying on of the Business by the employees or independent sales agents or contractors of Seller, as presently conducted, will, to Seller’s knowledge, violate, conflict with or result in the breach of any term, condition or provision of, or constitute a default under, any Contract to which such employee or independent sales agent or contractor is a party or by which such employee or independent sales agent or contractor is bound.

(b)                                      Seller is in compliance in all material respects with all federal, state and municipal laws with respect to employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security Taxes, except where the failure to so comply or where such practice or such arrears would not have a material adverse effect on Seller or its business, properties, assets or condition. None of the employees of Seller are represented by a union and there have been no union organizing efforts conducted at Seller and none are now being conducted. Seller has not had at any time, nor, to the Seller’s knowledge, is there now threatened, any strike or other labor trouble.

4.16                                Employee Benefit Plans.

(a)                                       Schedule 4.16 sets forth a true and complete list as of the date hereof of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase, or other incentive plan (including any equity or equity-based plan), top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, collective bargaining agreement, indemnification agreement, or retainer agreement, or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (including, without limitation, any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained, or contributed to, by Seller or to which Seller may have any liability, including contingent liability by reason of being (or having been) a part of a controlled group of companies under Code Section 414(b), (c), (m) or (o) (each other company hereinafter referred to as an “ERISA Affiliate”) (the “Employee Benefit Plans”).

(b)                                 With respect to each Employee Benefit Plan, Seller has heretofore delivered or made available to Purchaser a true, correct and complete copy of: (A) each writing constituting a part of such Employee Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the most recent annual financial report, trustee report, audit report, or actuarial report, if any; and (E) the most recent determination letter from the Internal Revenue Service (“IRS”), if any. Except as specifically provided in the foregoing documents delivered to Purchaser, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has Seller undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

(c)                                  Neither Seller nor any ERISA Affiliate has at any time either (1) contributed to or been obligated to contribute to a plan that is subject to Title IV of ERISA or the funding provision of Section 412 of the Code, or (2) engaged in a transaction described in ERISA Section 4069.

(d)                                 Neither Seller nor any ERISA Affiliate has (i) at any time contributed to or been obligated to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as such term is defined in Section 4063 of ERISA), or

(ii) incurred any withdrawal liability to a multiemployer plan as a result of a complete or partial withdrawal from such multiemployer plan that has not been satisfied in full.

(e)                                  Each of the Employee Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

(f)                                    No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Seller beyond their retirement or other termination of service, other than (1) coverage mandated by applicable law, (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), or (3) deferred compensation benefits accrued as liabilities on the books of Seller.

(g)                                 Each Employee Benefit Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable law governing such Employee Benefit Plan, and each Employee Benefit Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. All contributions or other amounts payable by Seller as of the Closing with respect to each Employee Benefit Plan in respect of current or prior plan years will have been paid or accrued by such time in accordance with GAAP.

(h)                                 With respect to each Employee Benefit Plan, there are no claims or other proceedings pending or threatened with respect to the assets thereof (other than routine claims for benefits), and which could reasonably give rise to any liability, claim or other proceeding against any Employee Benefit Plan, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan or the assets of any such Employee Benefit Plan.

(i)                                     With respect to each Employee Benefit Plan maintained by the Seller or any ERISA Affiliate, such plan permits the plan sponsor to amend or terminate the plan at any time and without any liability, subject to the applicable requirements of ERISA and the Code for plan termination.

(j)                                     There are, and have been, no audits by any governmental agency with respect to any Employee Benefit Plan.

(k)                                  With respect to each Employee Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(l)                                     Each Employee Benefit Plan or arrangement that is subject to the provisions of Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code.

(m)                                    The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Seller to severance pay, unemployment compensation or any other payment except as set forth on Schedule 4.16, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or former employee, except as expressly provided in this Agreement, or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

4.17                                Obligations to Related Parties. Except as set forth on Schedule 4.17, (i) Seller is not indebted, directly or indirectly, to any person who is a shareholder, member, manager, director, officer or employee of Seller or any affiliate of any such person in any amount whatsoever other than for salaries and bonuses set forth on Schedule 4.17 for services rendered or reimbursable business expenses, all of which have been reflected on the Current Financial Statements, and no such shareholder, member, manager, director, officer or employee is indebted to any Company, except for advances made to employees of Seller in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor, (ii) none of the shareholders, members, managers, directors, officers or employees of Seller, or any members of their immediate families, are indebted to Seller or have any direct or indirect ownership interest in any firm or corporation with which Seller is affiliated or with which Seller has a business relationship, or any firm or corporation which competes with Seller, except that managers, members, officers, directors and/or stockholders of Seller may own stock in publicly traded companies which may compete with Seller, and (iii) no shareholder, member, manager, director, officer or employee of Seller, or any member of their immediate families, is, directly or indirectly, interested in any Assigned Contract with Seller (other than employment agreements).

4.18         Title and Condition of Purchased Assets.

(a)                                       Except as set forth on Schedule 4.18, Seller has valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens or Encumbrances, other than statutory liens. There are no agreements with, options, commitments or rights in favor of, any person to directly or indirectly acquire the Business or any interest therein or any tangible properties or assets of Seller other than in the ordinary course of business consistent with past practices. All of the rights, properties and assets utilized or required in connection with owning and operating the Business (other than the Retained Assets) are either owned by Seller and included in the Purchased Assets or licensed or leased to Seller under one of the Assigned Contracts. No assets, properties or rights used by Seller in connection with the Business are held in the name or in the possession of any person or entity other than Seller.

(b)                                           Each item of tangible property included in the Purchased Assets is in operating condition.

4.19           Real Property.

(a)                                       Except as set forth in Schedule 4.19, Seller does not own, operate, manage, or possess any real property or any interest therein.

(b)                                      All real property leases and subleases as to which Seller is a party and any amendments or modifications thereof are listed in Schedule 4.19 (each a “Lease” and collectively, the “Leases”). Schedule 4.19 indicates each real property (the “Leased Real Property”) of which Seller is the tenant or subtenant. The Leased Real Property constitutes all of the facilities used or occupied by Seller in connection with the Business. The Leases are valid, in full force and effect and enforceable (except to the extent that the enforceability of obligations and the availability of certain remedies thereunder are subject to and may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally).

(c)                                       With respect to the Leased Real Property: (i) Seller has all rights necessary to conduct the Business in a manner consistent with past practices; (ii) no portion thereof is subject to any pending or, to the knowledge of Seller, threatened condemnation proceeding or proceeding by any governmental authority; (iii) Seller has not received notice, and Seller has no knowledge, of any leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; (iv) all material components of and improvements on or included within the Leased Real Property do not require material repair or replacement for their present use and operation, to the extent that Seller is responsible for such repair or replacement; (v) Seller has not received notice, and the Seller has no knowledge, of any outstanding options or rights of first refusal to purchase any parcel of Leased Real Property, or any portion or interest therein; (vi) Seller has not received notice, and the Seller has no knowledge, of any parties (other than Seller) in possession of any parcel of Leased Real Property, other than tenants under any leases of the Leased Real Property who are in possession of space to which they are entitled and Seller enjoy peaceful and undisturbed possession under all leases for Leased Real Property; (vii) the Leased Real Property is supplied with utilities and other services necessary for the operation of the Business in a manner consistent with past practices; and (viii) each parcel of Leased Real Property abuts on and has direct vehicular access to a public road or access to a public road.

4.20                                Environmental Matters.

(a)                                       To the Seller’s knowledge (without independent investigation or inquiry), Seller has complied and is in compliance with all applicable Environmental Laws, except for such noncompliance as could not reasonably be expected to have a material adverse effect on the business, properties, assets or condition of Seller, and Seller has not received written notice, report, communication or information regarding any Liabilities or any corrective, investigatory or remedial obligations, arising under any applicable Environmental Laws in connection with Seller activities.

(b)                                      Seller does not now, and in the past Seller has never did, in violation of Environmental Laws, maintain, store, use, generate, treat, release, dispose (or cause to be disposed) of Hazardous Substances in, at, under, upon or from any real property at any time owned, leased, operated or controlled by Seller, including, without limitation, the real property subject to the Leases, except for such noncompliance as could not individually or in the aggregate reasonably be expected to have a material adverse effect on the business, properties, assets or condition of Seller.

(c)                                       Seller is not subject to, nor has it received any written notice of, any private, administrative or judicial action, or an intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Substances in, at, under or upon the real property subject to the Leases in connection with Seller activities, and there are no pending or, to the Seller’s knowledge (without independent investigation or inquiry), threatened actions or proceedings (or written notices or potential actions or proceedings) against Seller from any Governmental Authority regarding any matter relating to any Environmental Laws.

(d)                                      As used herein, “Environmental Laws” means all applicable federal, state and local laws, rules, regulations, ordinances, requirements and common law relating to public health and safety, worker health and safety and pollution and protection of the environment pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (ii) air, water and noise pollution, (iii) groundwater and soil contamination, (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (v) the protection of wild life, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species, (vi) storage tanks, vessels and containers, (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (viii) health and safety of employees and other persons, and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., and the Occupational Safety and Health Act, 42 U.S.C. §1891 et seq., all as in effect as of the date hereof, and any regulations, rules, ordinances adopted or publications promulgated pursuant thereto. “Hazardous Substances” means (i) hazardous materials, hazardous substances, extremely hazardous substances, toxic substances, hazardous wastes or words of similar import as defined under any Environmental Laws other than customary office equipment and cleaning supplies, (ii) petroleum, including without limitation, crude oil or any fraction thereof, (iii) any radioactive material, (iv) asbestos in any form or condition, and (v) polychlorinated byphenyls (“PCBs”) or PCB-containing materials. “Governmental Authority” means any governmental agency, department, bureau, commission or similar body.

4.21                                Material Adverse Changes.

(a)                                       Except as set forth on Schedule 4.21, since the date of the Current Balance Sheet, (i) Seller has conducted the Business only in the ordinary course of business, (ii) Seller has incurred no Liabilities other than in the ordinary course of business, (iii) there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or otherwise) of Seller or the Business, and (iv) no event has occurred or circumstance exists that could reasonably likely result in such a material adverse change.

(b)                                      Without limitation on the foregoing, since the date of the Current Balance Sheet, except as set forth on Schedule 4.21, Seller has not:

(i)                                          made any change in Seller’s (A) accounting methods, principles or practices, or (B) its depreciation or amortization policies or rates theretofore adopted, other than as required by a change in any applicable law;

(ii)                                       except for purchase orders entered into in the ordinary course of the Business, entered into any new Contract that requires or is reasonably expected to require expenditures by Seller in excess of $25,000 individually or outside of the ordinary course of business;

(iii)                                    sold, leased, licensed, encumbered, transferred or disposed of any assets (except in the ordinary course of business consistent with past practice, including the sale of inventory in the ordinary course), sold, leased, transferred, licensed, pledged or otherwise disposed of tangible or intangible assets of Seller, or created or suffered to exist any lien, claim or other encumbrance on any of its assets or properties;

(iv)                                   (A) accelerated the collection of any accounts receivable of Seller, or written-off any accounts receivable or notes receivable of Seller, other than in the ordinary course of business consistent with past practice or (B) delayed or postponed the payment of accounts payable of Seller other than in the ordinary course of business consistent with past practice;

(v)                                      except as may be required pursuant to existing agreements between Seller and any director, officer, employee or independent contractor, (1) paid any bonuses or increased the salaries or other compensation to any of its directors, officers, employees or independent contractors, (2) entered into any employment, consulting, severance or similar Contract with any director, officer, employee or independent contractor, (3) entered into any transaction or Contract with any director or officer of Seller, (4) entered into any collective bargaining agreement, (5) made any loan, advance or capital contribution to or cash investment in any director, officer, employee or independent contractor (other than under tax qualified plans or as advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice), or (6) materially adopted, increased, accelerated, amended, modified or terminated the schedule of payments or benefits under any Employee Benefit Plan, for or which any director, officer, consultant, agent, employee or independent contractor is the beneficiary;

(vi)                                   settled any litigation or other proceeding against Seller, other than the settlement of any such litigation or other proceeding solely for cash payment and without incurring any other obligation with respect thereto; or

(vii)                                agreed, authorized, committed, whether orally or in writing, and whether or not binding, to take any of the foregoing actions.

4.22                                Customers. The customer list set forth on Schedule 4.22 represents a true, complete and correct list of the twenty (20) customers of Seller that generated the most revenues for Seller during the trailing 12-month period ended January 31, 2009, together with the revenues generated during that period from such customer. To the knowledge of Seller, except as set forth on Schedule 4.22, (a) there are no material outstanding disputes with any customer included on the customer list, and (b) no such customer has terminated or materially altered its relationship with Seller or has given Seller or Shareholder notice (orally or in writing) of its intention not to continue to do business with Seller or to terminate or materially alter its relationship with Seller. For purposes of this Section 4.22, “material outstanding disputes” shall mean a dispute over payment by that customer of more than $5,000.

4.23                                Vendors. The vendor list set forth on Schedule 4.23 represents a true, complete and correct list of the twenty (20) vendors to which Seller made the most payments during the trailing 12-month period ended January 31, 2009. To the knowledge of Seller, except as set forth on Schedule 4.23, (a) there are no material outstanding disputes with any such vendor included on Schedule 4.23, and (b) no such vendor has terminated or materially altered its relationship with Seller or has given Seller or Shareholder written notice of its intention not to continue to do business with Seller or to terminate or materially alter its relationship with Seller. For purposes of this Section 4.23, “material outstanding disputes” shall mean a dispute over payment by that customer of more than $5,000.

4.24                                Accounts Receivable. Attached as Schedule 4.24 is a true, correct and complete list of all Accounts Receivable of Seller as of May 22, 2009.

4.25                                Accounts Payable. Attached as Schedule 4.25 is a true, correct and complete list of all accounts payable of Seller as of May 22, 2009. All accounts payable of Seller arose in the ordinary course of business and none is delinquent or past due. Seller has disclosed to Purchaser in writing any objections, defenses or setoff rights to the accounts payable of Seller.

4.26                                Bank Accounts. Schedule 4.26 contains a complete and accurate list of each bank at which Seller has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw on such accounts or to have access to such boxes.

4.27                                Certain Payments. During the last three years, neither Seller, nor any director, officer, member, manager, agent, or employee of Seller or any other person associated with or acting for or on behalf of Seller, has directly or indirectly, with respect to the Business (a) made any bribes, payoffs or kickbacks, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller, provided that the foregoing shall not be applicable or relate to gifts, entertainment, travel, lodging and similar benefits afforded to representatives of customers, vendors and suppliers and others in accordance with industry practices.

4.28                                No Brokers. Except as set forth on Schedule 4.28, no broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no other broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to Seller, Holdings and the Shareholder as follows:

5.1                                      Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the limited liability company laws of the State of Delaware, and has all requisite power and authority to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

5.2                                      Authority. Purchaser (a) has all requisite limited liability company power to enter into, and perform its obligations under, this Agreement and each Transaction Document to which it is a party and (b) has taken all requisite limited liability company action to authorize (i) the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party and (ii) the consummation of the purchase of the Purchased Assets and other transactions contemplated by this Agreement and each of the Transaction Documents to which it is a party. This Agreement has been duly executed and delivered by Purchaser and is binding upon, and legally enforceable against, Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

5.3                                      Transaction Not a Breach. The execution, delivery and performance of this Agreement and the Transaction Documents by Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate or conflict with or result in a breach of (i) any of the terms, conditions or provisions of Purchaser’s certificate of formation or limited liability company agreement, (ii) any contract or agreement to which Purchaser is a party or by which Purchaser is bound, or (iii) any law, statute, ordinance, rule, regulation, restriction, judgment, order, writ, injunction, decree, determination or award to which Purchaser may be subject or bound. No filing, declaration or registration with, or consent, approval, order or authorization of, any governmental authority or other person is required to be made or obtained by Purchaser in connection with the consummation by Purchaser of the transactions contemplated by this Agreement or by any of the Transaction Documents.

5.4                                      Litigation. There are no actions, suits, proceedings, orders, claims or investigations pending (or to the knowledge of Purchaser, currently threatened) against Purchaser with respect to this Agreement or the transactions contemplated hereby. Purchaser is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government authority relating in any way to Purchaser with respect to this Agreement or the transactions contemplated hereby.

5.5                                      No Brokers. No broker, finder, agent or similar intermediary has acted for or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Purchaser.

ARTICLE VI

CERTAIN COVENANTS OF THE PARTIES

6.1                                      Confidential Information; Non-Competition.

(a)                                       From and after the Closing, the Shareholder shall keep secret and retain in confidence, and not use for the benefit of any person or entity other than Purchaser, all confidential matters and trade secrets known to him relating to the Business; provided, however, that Shareholder may disclose such confidential matters or trade secrets if required by law or pursuant to an order from a court or governmental authority.

(b)                                      For a period of five (5) years following the Closing Date, each of Seller, Holdings, the Shareholder, and each of their respective affiliates shall not, directly or indirectly, in any manner (whether as an owner, stockholder, partner, member, joint venturer, officer, director, manager, employee, consultant, agent, independent contractor of any company or business or otherwise):

(i)                                          engage or participate in any business activity that is directly or indirectly in competition with any of the activities of the Business as presently conducted by Seller on the Closing Date anywhere in the United States;

(ii)                                       solicit, market, service, or induce, attempt to solicit, market, service or induce, or service or otherwise do business with, any customer or account of the Business that has been serviced by or otherwise done business with Seller within the twelve (12) month period prior to the Closing; or

(iii)                                    recruit or solicit for employment or other services, or employ or engage, as an employee, independent contractor, consultant or otherwise, (A) any then current supplier and/or vendor in connection with a business that is competitive with the Business, or (B) any then current employee, independent contractor or consultant of Purchaser or its affiliates who is involved in the Business.

(c)                                       Notwithstanding the foregoing, nothing in this Section 6.1 shall prevent any Shareholder from owning less than 5% of the equity of any corporation traded on any national, international, or regional stock exchange or in the over-the-counter market.

(d)                                      Each of Seller, Holdings and the Shareholder acknowledges and agrees that: (i) the business and the industry in which Seller competes is highly competitive; (ii) Seller, Holdings, the Shareholder and each of their respective affiliates have participated in the solicitation and servicing of customers through which, among other things, they have obtained and will continue to obtain knowledge of the “know-how” and business practices of Seller, in which matters Purchaser will have a substantial proprietary interest following the consummation of the transactions contemplated by this Agreement; (iii) Seller, Holdings, the Shareholder and each of their respective affiliates have had and have personal relationships with the customers of Seller and a knowledge of those customers’ affairs and requirements; (iv) it is a legitimate interest of Purchaser, and reasonable and necessary for the protection of the confidential information, goodwill and business of Purchaser, which is valuable to Purchaser, that such Shareholder make the covenants contained in this Section 6.1; and (v) Purchaser would not enter into this Agreement absent the covenants set forth in this Section 6.1.

(e)                                  Each of Seller, Holdings and the Shareholder acknowledge and agree that all of the conditions and restrictions established in this Section 6.1 are reasonable, taking into account the circumstances surrounding this Agreement. Each of Seller, Holdings and the Shareholder further acknowledge and agree that Purchaser would be irreparably damaged if Seller, Holdings or the Shareholder breaches, or threatens to commit a breach of, any of the covenants set forth in this Section 6.1 (the “Restrictive Covenants”) and that any such breach or threatened breach could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Purchaser may be entitled, at law or in equity, it shall be entitled to seek to have the Restrictive Covenants specifically enforced against Seller, Holdings or the Shareholder by any court of competent jurisdiction, including immediate temporary, preliminary and permanent injunctive relief and, to the extent permitted by law, without the necessity of furnishing any bond or other undertaking.

(f)                                    If any court of competent jurisdiction at any time deems the Restrictive Covenants, or any part hereof, unenforceable because of the duration or geographical scope of such provisions, the other provisions of this Section 6.1, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

6.2                                 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated herein shall be issued without advance written approval of the form and substance thereof by the Purchaser and the Shareholder; provided, however, that such restrictions shall not apply to any disclosure required by regulatory authorities, applicable law or the rules of any securities exchange which may be applicable.

6.3                                 Access to Records. The Purchaser agrees to permit Seller and its attorneys, accountants, agents and designees, such access to, and right to copy, such books and records as the Seller may deem reasonably necessary or reasonably desirable in connection with the defense of any actual or threatened litigation or the preparation of any Tax Returns of Seller. Any such examination and copying shall be at the expense of Seller, shall be performed at the place where the books and records are regularly maintained by the Purchaser and shall not unreasonably interfere with the normal business activities of Purchaser.

6.4                                 Budget; Transition Plan; Accounts Receivable. Prior to the Closing, Seller and Purchaser shall mutually agree in writing upon an operating budget for the Business for the fiscal years ending December 31, 2009 and December 31, 2010 (the “Budget”). The parties anticipate that the Business will operate under its current name immediately following the Closing and will transition to the “Echo” name and to Purchaser’s operational and financial technology at some point thereafter as determined by Purchaser in its sole discretion. With respect to that certain “lock box” account listed on Schedule 4.26, the parties agree to use reasonable good faith efforts after the Closing to identify whether deposits into such account are Accounts Receivable, or amounts to be paid to Seller because such deposits are (a) amounts that do not constitute payment of Accounts Receivable (which amounts shall be promptly paid to Seller or as Seller directs), or (b) amounts that represent payment of Accounts Receivable assigned to Seller pursuant to Section 9.3.

6.5                                 License Agreement. At the Closing, Purchaser will provide the Shareholder and/or his affiliate with a license, in substantially the form attached hereto as Exhibit E (the “License Agreement”), to use certain computer programs and other technology.

6.6                                 Confidentiality and Non-Compete Agreements. At the Closing, Seller shall cause the employees and sales representatives of Seller listed on Schedule 6.6 to enter into a Confidentiality Agreement with the Purchaser, in substantially the form attached hereto as Exhibit F-1 and a Non-Compete/Non-Solicitation Agreement with the Purchaser, in substantially the form attached hereto as Exhibit F-2 (collectively, the “Confidentiality and Non-Compete Agreements”).

6.7                                 Transaction Processing Services. For a period of not less than ninety (90) days following the Closing, unless earlier terminated by Purchaser, Holdings agrees to use its employees to provide transaction processing services to Purchaser in a manner consistent with the provision of such services by such employees to Seller in the conduct of the Business prior to the Closing. In consideration for such services, Purchaser hereby agrees to pay to Holdings a transaction fee in an amount equal to six dollars ($6.00)] per transaction. Purchaser may terminate the receipt of such services at any time by delivery of written notice to Holdings, and at any time after ninety (90) days following the Closing, Holdings may terminate the provision of such services by delivery of written notice to Purchaser.

6.8                                 Minimum EBITDA. If the EBITDA for the First EBITDA Measurement Period is less than $2,000,000, then Seller, Holdings and the Shareholder, jointly and severally, agree to pay to Purchaser an amount equal to $1,000,000. Upon written notice to Seller, Purchaser may set-off any amount to which it may be entitled under this Section 6.8 after a final determination of the EBITDA for the First EBITDA Measurement Period against amounts otherwise payable under Section 1.7. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit any party in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1                                 Survival of Representations, Warranties and Covenants of Seller, Holdings and the Shareholder. All representations and warranties of each of Seller, Holdings and the Shareholder contained herein shall survive the execution and delivery of this Agreement and the Closing and shall continue in full force and effect for twelve (12) months after the Closing Date, at which time such representations and warranties shall terminate; provided, however, that:

(a)                                       the representations and warranties of Seller, Holdings and the Shareholder set forth in Section 4.11 (Tax Matters), Section 4.16 (Employee Benefit Plans) and

Section 4.20 (Environmental Matters) (collectively, the “Statute Representations”) shall survive until the earlier of (i) the expiration of any applicable statute of limitations plus thirty (30) days or (ii) seven (7) years, at which time such representations and warranties shall terminate;

(b)                                           the representations and warranties of Holdings and the Shareholder set forth in Section 3.1 (Authority), Section 3.2 (Enforceability), and Section 3.4 (No Brokers) shall survive indefinitely; and

(c)                                            the representations and warranties of Seller, Holdings and the Shareholder set forth in Section 4.1 (Organization), Section 4.2 (Subsidiaries), Section 4.3 (Capitalization; Indebtedness), Section 4.4 (Authority), Section 4.18(a) (Title to Purchased Assets), and Section 4.27 (No Brokers) shall survive indefinitely.

The Sections referenced in the foregoing clauses (b) and (c) are referred to herein collectively as the “Unlimited Representations.” All covenants and other obligations of Seller, Holdings and the Shareholder contained herein shall survive the execution and delivery of this Agreement and the Closing and shall continue in full force and effect until such covenants or obligations expire, are fully performed and satisfied or until expiration of the applicable statute of limitations, in accordance with the respective terms of such covenants or obligations. The right to indemnification based upon such representations, warranties, covenants and obligations shall not be affected by any examination, inspection, audit or other investigation conducted by the Purchaser with respect to, or any knowledge acquired at any time with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. Each of Seller, Holdings and the Shareholder acknowledge and agree that, notwithstanding Purchaser’s participation in the preparation and drafting of the Schedules to this Agreement, Purchaser shall have the right to rely fully upon the representations, warranties, covenants and obligations of Seller, Holdings and the Shareholder contained in this Agreement or any agreement or instrument required to be delivered hereunder, and no presumption or burden of proof shall arise in favor of Seller, Holdings or the Shareholder by virtue of such participation by Purchaser.

7.2                                 Survival of Representations, Warranties and Covenants of Purchaser. All representations and warranties of Purchaser contained herein shall survive the execution and delivery of this Agreement and the Closing and shall continue in full force and effect for twelve (12) months after the Closing Date, at which time such representations and warranties shall terminate; provided, however, that the representations and warranties of Purchaser set forth in Section 5.2 (Authority), and Section 5.5 (No Brokers) shall survive indefinitely. All covenants and other obligations of the Purchaser contained herein shall survive the execution and delivery of this Agreement and the Closing and shall continue in full force and effect until such covenants or obligations expire, are fully performed and satisfied or until expiration of the applicable statute of limitations, in accordance with the respective terms of such covenants or obligations.

ARTICLE VIII

INDEMNIFICATION

8.1                                 Indemnification by Holdings and the Shareholder. Each of Holdings and the Shareholder, jointly and severally, shall indemnify and hold harmless Purchaser, its successors and assigns in interest, and each of their respective directors, officers, shareholders, employees, agents, subsidiaries and affiliates (collectively, the “Purchaser Indemnitees”), from and against and will reimburse the Purchaser Indemnitees for, any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising or resulting from or in connection with any misrepresentation, inaccuracy or breach of any representation or warranty of Holdings and the Shareholder in Article III hereof.

8.2                                 Indemnification by Seller, Holdings and the Shareholder. Each of Seller, Holdings and the Shareholder, jointly and severally, shall indemnify and hold harmless the Purchaser Indemnitees from and against and will reimburse the Purchaser Indemnitees for, any Losses arising or resulting from or in connection with any of the following:

(a)                                  any misrepresentation, inaccuracy or breach of any representation or warranty of Seller, Holdings and the Shareholder in Article IV hereof;

(b)                                 any breach of any covenant or obligation of Seller, Holdings or the Shareholder in this Agreement (other than the Restrictive Covenants) or any of the Transaction Documents;

(c)                                  any Retained Liability;

(d)                                 any Retained Asset;

(e)                                  any claim by any person for payment of any fees or expenses incurred by Seller, Holdings or the Shareholder in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby;

(f)                                    any Taxes (other than Assumed Taxes) with respect to operations of the Business, ownership of the Purchased Assets, or employment of the Hired Employees for periods (or portions of periods) ending on or prior to the Closing Date, and interest and penalties thereon whether accruing on prior to or following the Closing;

(g)                                 any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incurred in enforcing this indemnity; or

(h)                                 any unpaid principal or interest under the Inline Note as of June 1, 2012.

8.3                                 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller, Holdings and the Shareholder, and their respective successors and assigns in interest, and each of their respective directors, officers, shareholders, employees, agents, subsidiaries and affiliates (the “Seller Indemnitees”) from and against and will reimburse the Seller Indemnitees for, any Losses that may be incurred or suffered by the Seller Indemnitees arising or resulting from or in connection with any of the following:

(a)                                       any misrepresentation, inaccuracy or breach of any representation or warranty of Purchaser in Article V hereof;

(b)                                      any breach of any covenant or obligation of Purchaser in this Agreement;

(c)                                       any Assumed Liability;

(d)                                      any Liability (other than Retained Liabilities) arising out of the Purchased Assets or the operations of the Business post-Closing which (A) do not relate to any pre-Closing period and (B) are not Retained Liabilities; or

(e)                                       any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incurred in enforcing this indemnity.

8.4                                 Claims for Indemnification. Whenever any claim shall arise for indemnification under this Article VIII, a Purchaser Indemnitee or a Seller Indemnitee, as the case may be (the party seeking such indemnification, the “Indemnified Party”), shall promptly notify the other party or parties hereto (the party or parties from whom indemnification is sought, the “Indemnifying Party”), and such Indemnifying Party’s counsel pursuant to Section 11.1 herein, in writing (the “Indemnification Notice”) of the claim, which writing shall include the facts constituting the basis for such claim, the specific section of this Agreement upon which the claim is based and an estimate, if possible, of the amount of damages suffered by the Indemnified Party. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party (a “Third Party Claim”), the Indemnification Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom and shall attach all correspondence and demands from such third party. The failure to give an Indemnification Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Article VIII, and then only to the extent of such prejudice. In the event that any claim for indemnification involves a matter other than a Third Party Claim, the Indemnifying Party shall have thirty (30) days from receipt of the Indemnification Notice to object to such claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely object to such claims shall constitute a final and binding acceptance of the claim for indemnification by the Indemnifying Party and the claim shall be paid in accordance with Section 8.7 hereof.

8.5                                 Right of Set-Off. Upon notice to Seller specifying in reasonable detail the basis therefore (the “Set-Off Notice”), Purchaser may set-off any amount to which it may be entitled under this Article VIII against amounts otherwise payable by Purchaser under Section 1.7. In the event that Seller objects to the reasons for any set-off by Purchaser hereunder, Seller shall deliver to Purchaser written notice of such objection (the “Set-Off Protest Notice”) within ten (10) days of delivery of the Set-Off Notice which shall set forth in reasonable detail the nature of the disagreement. If Seller delivers a Set-Off Protest Notice to Purchaser, then the parties agree to use reasonable efforts to resolve in good faith the disputes set forth therein. If the parties are unable to resolve any such disputes within thirty (30) days of delivery of the Set-Off Protest Notice, then the set-off amount which is in dispute shall be deposited by Purchaser into an interest-bearing escrow account established pursuant to a customary escrow agreement mutually acceptable to Purchaser and Seller, pursuant to which such escrow deposit or portion thereof, together accrued interest thereon, shall be released to the appropriate party or parties promptly following the resolution of such dispute. The fees and expenses of the escrow agent under such escrow agreement shall be borne equally by the parties. The exercise of a right of set-off by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Section 1.7 hereof. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

8.6                                 Defense by the Indemnifying Party.

(a)                                  In connection with any Third Party Claim, the Indemnifying Party may, upon written notice given to the Indemnified Party, assume the defense of any such Third Party Claim if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such Third Party Claim. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Indemnifying Party shall select counsel to conduct the defense of such Third Party Claim, and at the sole cost and expense of the Indemnifying Party, shall take all steps it deems necessary or appropriate in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless such settlement or judgment includes a full release of the Indemnified Party from such Third Party Claim. No settlement or compromise which seeks non-monetary damages which could have an adverse effect on the business or assets of the Indemnified Party shall be entered into without the consent of the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Third Party Claim, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such Third Party Claim within thirty (30) days after the date it receives written notice of such Third Party Claim from the Indemnified Party: (i) the Indemnified Party may defend against such Third Party Claim in such manner as it may deem necessary or appropriate, including, but not limited to, settling such Third Party Claim so long as such settlement includes a full release of the Indemnifying Party from such Third Party Claim, on such terms as the Indemnified Party may deem appropriate; and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such Third Party Claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such Third Party Claim in a reasonably prudent manner.

(b)                                 The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of the Indemnified

Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to a Third Party Claim.

8.7                                 Payment of Indemnification Obligation. Upon a final determination of an indemnification claim made by the Indemnified Party, whereby such final determination is by reason of (i) a failure of the Indemnifying Party to timely object to an Indemnification Notice or (ii) the mutual agreement of the Indemnifying Party and the Indemnified Party, or (iii) a final, non-appealable judgment of a court of competent jurisdiction, then the amount of the Losses stated in such claim or otherwise agreed to or determined, as the case may be, shall be paid in cash or by cashier’s check or by wire transfer of immediately available funds to the Indemnified Party or set-off such amount in accordance with, Section 8.5 above. Any indemnity payments made pursuant to this Article VIII shall be treated for all Tax purposes by the parties as an adjustment to the Purchase Price.

8.8                                 Indemnification Limitation – Basket. Seller, Holdings and the Shareholder shall have no obligation to indemnify the Purchaser Indemnitees under Section 8.2(a), and no indemnification claims shall be brought against Seller, Holdings or the Shareholder under Section 8.2(a), absent fraud, unless and until the aggregate amount of all Losses incurred or sustained by the Purchaser Indemnitees in respect thereof exceeds $125,000 (the “Basket”), whereupon Seller, Holdings and the Shareholder shall be obligated in respect of all Losses in excess of $125,000; provided, however, that the Basket shall not apply to Losses arising under or related to Section 8.2(a) due to a breach of the Statute Representations or the Unlimited Representations.

8.9                                 Indemnification Limitation – Cap. Seller, Holdings and the Shareholder shall have no obligation to indemnify the Purchaser Indemnitees under Section 8.2(a), and no indemnification claims shall be brought against Seller, Holdings or the Shareholder under Section 8.2(a), absent fraud, for any Losses in excess of $2,500,000.

8.10                           Computation of Losses. For purposes of determining whether a breach of a representation or warranty under Article III or Article IV has occurred and calculating any Losses suffered by an Indemnified Party pursuant to Sections 8.1 or 8.2 hereof or under any other specific indemnification covenant contained in this Agreement, (a) the amount of the Losses suffered by the Indemnified Party shall be the net amount of the Loss so suffered after giving effect to the aggregate value of any money or other assets with a readily determinable value (including, without limitation, proceeds of insurance) realized by the Indemnified Party in connection therewith, and (b) each representation or warranty that contains any qualification as to “materiality” or “material adverse effect” shall be deemed to have been given as though there were no such qualification, and any such qualification shall be disregarded for purposes of this Article VIII.

8.11                           Other Indemnification Limitations. Subject to the foregoing and Section 8.3, an Indemnified Party shall be entitled to recover the full amount of any Losses incurred due to the matter for which indemnification is sought, including reasonable attorney’s fees incurred in connection therewith. Except with respect to any Loss that is the result of fraud on the part of the other party or any of its affiliates, each of the parties hereto agrees that, from and after the Closing, his or its sole and exclusive remedy with respect to any and all claims relating to breaches of covenants (other than the Restrictive Covenants), representations and warranties of this Agreement shall be indemnification pursuant to this Article VIII; provided, however, that nothing in this provision shall limit any equitable remedy, including injunctions and specific performance, that a party may have pursuant to this Agreement or the transactions contemplated hereby.

ARTICLE IX

OTHER AGREEMENTS AND COVENANTS

9.1                                      Tax Matters.

(a)                                       Any and all transfer, sales, use, purchase, value added, excise, real property, personal property, intangible, stamp, or similar Taxes (collectively, “Transfer Taxes”) imposed on, or resulting from, the transfer of any Purchased Assets (including those Transfer Taxes imposed on Purchaser or the Purchased Assets) shall be paid by Seller.

(b)                                      For purposes of allocating Taxes incurred for a period beginning before and ending after the Closing Date to the portion of the period ending at the Closing Date, (i) Liability for any Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits or similar items or resulting from a transfer of assets incurred during a period beginning before and ending after the Closing Date shall be allocated to the portion of the period ending on and including the Closing Date if such items accrued during such period; and (ii) Liability for all other Taxes such as real property Taxes and personal property Taxes shall be pro rated on a per diem basis based on the number of days in the taxable period such that the portion allocated to the portion of the period ending on and including the Closing Date equals the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of days for the entire period.

9.2                                 Required Consents. If Seller fails to obtain any of the consents or approvals set forth in Schedule 4.5 and Schedule 4.12 (the “Required Consents”) prior to Closing, then Seller will, within sixty (60) days after the Closing Date or such longer period as Purchaser may reasonably request (but, as to the related Assigned Contract, not longer than the term thereof), use its commercially reasonable efforts to, at its own expense, (i) obtain such consent or approval, (ii) provide to Purchaser, at the request of Purchaser, the benefits and burdens of the related Assigned Contract, (iii) cooperate in any reasonable and lawful arrangement designed to provide such benefits and burdens to Purchaser without incurring any obligation to any other person or entity other than to provide such benefits to Purchaser, and (iv) enforce, at the request of Purchaser and for the account of Purchaser, any rights of Seller acquired by Purchaser hereunder arising from the related Assigned Contract. Purchaser shall reasonably cooperate with Seller in connection with the foregoing. Nothing in this Section 9.2 shall affect the liability of Seller, if any, pursuant to this Agreement for having failed to disclose the need for such Required Consent or to use commercially reasonable efforts to obtain such Required Consent. If (and for so long as) Purchaser receives substantially all of the benefits of the related Assigned Contract not transferred to Purchaser hereunder, then Purchaser shall perform the obligations of Seller under or in connection with such Assigned Contract for the benefit of the other parties thereto. Without limiting the generality or effect of any provision of this Agreement, to the extent that any Assigned Contract is not capable of being transferred without a Required Consent, nothing in this Agreement shall constitute a transfer or attempted transfer of such Assigned Contract

9.3                                      Accounts Receivable.

(a)                                       If, as of the close of business on the 180th day following the Closing Date, Purchaser shall not have collected the full face amount of the Accounts Receivable set forth on the Final Closing Balance Sheet, net of the allowance for bad debt as set forth on the Final Closing Balance Sheet, then Seller and Holdings jointly and severally agree that Purchaser may assign good and marketable title to any unpaid Accounts Receivable to Seller, free and clear of any Liens or Encumbrances, and receive payment in cash from Seller or Holdings an amount equal to the uncollected amount of such Accounts Receivable. Purchaser shall use reasonable efforts after the Closing to collect all Accounts Receivable, but Purchaser shall not be required to commence any legal action in connection with such collection efforts. Upon the assignment of any such unpaid Accounts Receivable to Seller, (i) Seller may take such commercially reasonable actions, at Seller’s sole cost and expense, as Seller deems advisable with respect to the collection thereof, (ii) all proceeds from such collection actions shall be the property of Seller, and (iii) any sums paid to Purchaser on account of such assigned Accounts Receivable shall be promptly paid to Seller or as Seller directs.

(b)                                      Upon written notice to Seller specifying in reasonable detail the basis therefore, Purchaser may set-off any amount to which it may be entitled under this Section 9.3, on a dollar-for-dollar basis, against the Earn-Out Payment otherwise payable under Section 1.7. The exercise of a right of set-off by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Section 1.7. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it. In the event that any suit or action is instituted by Seller in relation to the exercise of a right of set-off by Purchaser hereunder, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of such prevailing party incurred in connection with such dispute.

9.4                                      Post-Closing Access to Records/Cooperation.

(a)                                       Purchaser, on the one hand, and Seller and the Shareholder, on the other hand, shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liabilities for Taxes, or any other matter for which cooperation and assistance is reasonable requested. Such assistance shall include making employees, information, records and other reasonably requested materials available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Purchaser, on the one hand, and Seller and the Shareholder, on the other hand, will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Seller and the Shareholder on the one hand, and Purchaser, on the other hand, shall (and shall cause their respective affiliates to): (i) provide timely notices to the other parties hereto in writing of any pending or threatened Tax audits or assessments relating to the Business or the Purchased Assets for taxable periods for which any other party hereto may be responsible under this Agreement or otherwise; and (ii) furnish the other parties hereto with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any taxable period for which any other party be responsible under this Agreement or otherwise.

(b)                                      Each of Seller, Holdings, the Shareholder and Purchaser agree that in the event after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each such party will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII).

9.5                                      Bulk Sale Waiver and Indemnity. The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing; and, in consideration of such waiver by Purchaser, Seller, Holdings and the Shareholder shall indemnify, defend and hold Purchaser Indemnified Parties harmless against any claims or damages resulting or arising from such waiver and failure to comply with applicable bulk sales laws, except such indemnity shall not apply with respect to claims and damages arising out of Assumed Liabilities.

9.6                                      Use of the Seller’s Name. Purchaser acknowledges and agrees that all of Seller’s rights in and to, and ownership of, the name under which it is doing business and any names related or substantially similar thereto shall be retained by Seller. From and after the Closing, Seller and its affiliates grants to Purchaser an irrevocable, royalty-free, worldwide, transferable, non-exclusive license to use such name in a reasonable manner in connection with the conduct of the Business during the period following the Closing as reasonably necessary for Purchaser to effect the transition of the Business to the “Echo” name.

ARTICLE X

EMPLOYEE MATTERS

10.1                                Offers of Employment. Immediately after the Closing, Purchaser agrees to make an offer of employment to substantially all employees of Seller (the “Potential Employees”), such offers to be effective as of the Closing Date (the “Hire Date”). Seller gives its full authorization and consent for (i) Purchaser to make such offers of employment to the Potential Employees, and (ii) the Potential Employees to accept and commence employment with Purchaser on the Hire Date, at which time Seller shall terminate the employment of such Potential Employees. Each of Seller, Holdings and the Shareholder agrees to assist Purchaser as reasonably requested by Purchaser in communicating any such offers of employment to the Potential Employees and arranging for Purchaser to meet with such employees regarding the offers. All Potential Employees who accept employment with Purchaser will become employees of Purchaser effective as of the Hire Date (each, a “Hired Employee”). Potential

Employees who do not accept employment with Purchaser will not become employees of the Purchaser. Except with respect to any employment agreement that Purchaser may enter into with any Hired Employee, each Hired Employee shall be an employee “at will” subject to Purchaser’s employment policies. Purchaser acknowledges that Seller is relying on this covenant for purposes of assessing its obligations to give notice of the transactions contemplated hereby to its employees or to take any other action under applicable laws.

10.2                                Liabilities. Seller shall remain responsible at all times and Purchaser shall have no liability or responsibility for any Liabilities or other claims related to any suit, proceeding or claim brought by any of the Potential Employees relating to or arising from their employment with Seller or the termination of their employment with Seller. Seller shall be solely responsible for all Liabilities for severance pay by any of the Potential Employees and any claims that the consummation of the transaction contemplated by this Agreement constitutes a termination or constructive termination of the employment of any of the Potential Employees. Notwithstanding any other provision of this Agreement to the contrary, including any other indemnification provisions and limitations contained elsewhere in this Agreement, Seller, Holdings and the Shareholder, jointly and severally, shall indemnify, reimburse, defend and hold harmless Purchaser from and against any and all claims, actions or proceedings for matters occurring on or prior to the Closing Date based upon, arising out of or otherwise in respect of any employment action or practice of Seller in connection with persons previously employed, employed or seeking to be employed by Seller, including, without limitation, claims, actions or proceedings relating to or arising under the Workers Adjustment and Retraining Notification Act of 1988 or any similar or successor federal, state or local law resulting from its actions under this Agreement or from its termination of employment of any of its employees.

10.3                                Severance. Seller shall be solely responsible for all Liabilities for severance pay to any of the Potential Employees due as a result of their termination of employment by Seller.

10.4                                Accrued Vacation Time. Purchaser hereby agrees to satisfy when due all obligations of Seller to provide accrued paid vacation (or pay in lieu thereof) to each Hired Employee solely to the extent such accrued vacation as of the Closing Date is reflected in the final determination of the Actual Working Capital. Purchaser will give each Hired Employee credit under Purchaser’s vacation policies, for purposes of eligibility and entitlement to benefits, for such Hired Employee’s service with Seller prior to the Closing to the extent such service was credited under Seller’s policies.

10.5                                Employee Benefit Plans. Purchaser shall not adopt or assume any of Seller’s Employee Benefit Plans listed on Schedule 4.16. Seller and Purchaser agree to furnish each other with such information concerning the Potential Employees and Hired Employees, and to take all such other reasonable action, as is necessary and appropriate to effect the transactions contemplated herein. Nothing in this paragraph shall restrict the right of Purchaser to amend, terminate or modify such Employee Benefit Plans at any time. Purchaser may adopt and provide for Hired Employees such employee benefit plans as it may determine in its sole discretion.

ARTICLE XI
MISCELLANEOUS

11.1                           Notices. All notices, waiver, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by facsimile or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed as follows:

if to the Purchaser:	Echo/RT Holdings, LLC
c/o Echo Global Logistics, Inc.
600 West Chicago Avenue
Suite 725
Chicago, Illinois 60654
Attention: Douglas R. Waggoner
Fax: (888) 796-4445

with a copy to:	DLA Piper LLP (US)
203 North LaSalle Street
Suite 1900
Chicago, Illinois 60601-1293
Attention: Richard E. Ginsberg
Fax: (312) 630-5388

if to the Seller or Holdings:	RayTrans Distribution Services, Inc.
4747 Lincoln Mall Drive
Matteson, Illinois 60443
Fax: (877) 469-6671

with a copy to:	Foley & Lardner LLP
111 Huntington Avenue
Boston, Massachusetts 02199-7610
Attention: Susan E. Pravda, Esq.
Fax: (617) 342-4001

if to the Shareholder:	James A. Ray

with a copy to:	Foley & Lardner LLP
111 Huntington Avenue
Boston, Massachusetts 02199-7610
Attention: Susan E. Pravda, Esq.
Fax: (617) 342-4001

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address. In case of service by facsimile, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

11.2                           Entire Agreement. This Agreement (including without limitation the schedules and exhibits hereto) and the agreements, documents and instruments to be executed and delivered pursuant hereto or thereto embody the final, complete and exclusive agreement among the parties with respect to the sale of the Purchased Assets and the transactions contemplated by this Agreement. This Agreement supersedes all prior discussions, negotiations, letters of intent, agreements, understandings and representations (whether written or oral) with respect to the transactions contemplated hereby and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

11.3                           Governing Law and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. Any suit brought hereon and any and all legal proceedings to enforce this Agreement, whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in the State of Illinois, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner prescribed in Section 11.1 or in any other manner authorized by Illinois law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

11.4                           Binding Effect; Assignment. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives. Neither this Agreement, nor any rights or obligations of any party hereunder, may be assigned by a party without the prior written consent of the other party, provided, however, that Purchaser shall be entitled to assign its rights and benefits hereto, without the consent of Seller, Holdings or the Shareholder (a) to an affiliate of Purchaser so long as the affiliate assumes Purchaser’s obligations hereunder, (b) in connection with the grant of a security interest in all of its rights and interests hereunder to any of Purchaser’s lenders (Purchaser nevertheless remaining responsible for the performance of its obligations hereunder), and (c) in connection with the sale of all or substantially all of Purchaser’s assets so long as the assignee assumes Purchaser’s obligations hereunder; provided, further, however, no such assignment shall limit Purchaser’s obligations hereunder which shall remain primary together with any such assignee. Without limitation of the foregoing, Purchaser shall not sell all or substantially all of Purchaser’s assets without requiring that the assignee assume Purchaser’s obligations hereunder, including without limitation, Section 1.7. In the event of any such assignment and delegation, the term “Purchaser” as used in this Agreement shall be deemed to refer to and include each such affiliate or successor of Purchaser where reference is made to actions to be taken with respect to the acquisition of the Business or Purchased Assets, and shall be deemed to include both Purchaser and each such affiliate or successor where appropriate.

11.5                           Counterparts. The parties may execute this Agreement in multiple counterparts, each of which will be deemed an original and all of which, when taken together, will constitute one and the same instrument. The parties may deliver executed signature pages to this Agreement by facsimile or e-mail transmission. No party shall raise as a defense to the formation or enforceability of this Agreement as a contract, and each party forever waives any such defense, either (i) the use of facsimile or e-mail transmission to deliver a signature or (ii) the fact that any signature was signed and subsequently transmitted via facsimile or e-mail transmission.

11.6                           Further Assurances. Each party hereto agrees to promptly execute and deliver all further instruments and documents and take all further action necessary or appropriate or that the other party may reasonably request in order to effect the purposes of this Agreement and the other agreements delivered in connection herewith.

11.7                           Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

11.8                           Gender; Tense. Etc. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

11.9                           Severability. In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

11.10                     No Third Party Rights.

(a)                                  Except as otherwise provided herein, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the parties to it and their respective successors-in-interest and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

(b)                                 No provision in this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of continued employment (or resumed employment) with Seller and no provision shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan or any plan or arrangement that may be established by the Purchaser or any of its affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Benefit Plan.

11.11                     Fees and Expenses. Each party shall be responsible for and pay (i) any and all legal, accounting or other costs or expenses incurred by such party in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, and (ii) any brokers’, finders’ or referral fees payable to any broker, finder, agent or similar intermediary who has acted for or on behalf of such party in connection with this Agreement or the transactions contemplated hereby. Subject to the consummation of the Closing, the Seller shall pay for up to an aggregate of $50,000 of the legal, accounting or other costs or expenses incurred by the Purchaser in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby.

11.12                     Amendments; No Waivers.

(a)                                  Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the Purchaser, Seller, Holdings and the Shareholder. Any provision of this Agreement may be waived if the waiver is in writing and signed by the party to be bound.

(b)                                 No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other of further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.13                     “Knowledge” Defined. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of Seller, Holdings or the Shareholder or “awareness” of Seller, Holdings or the Shareholder (or words to such effect), such term shall mean the facts or other information that are actually known by the Shareholder or Robert Logan and the facts or other information that the Shareholder or Robert Logan should be reasonably expected to know after due inquiry as of the date of this Agreement. For these purposes, “due inquiry” means (i) review of the relevant Sections of this Agreement and the corresponding Schedules hereto and (ii) inquiry of Jacob Kosiara, Mary Kuempel and all other sales representatives or agents with respect to the particular subject matter of such Sections and Schedules.

11.14                     Public Announcements. No party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the terms, conditions or other matters contained herein without obtaining the prior approval of the other parties. The parties will consult with each other and agree upon the timing of and the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the transactions contemplated by this Agreement. Nothing in this Section 11.14 shall require either party to obtain consent to make, or prevent either party from making, any public announcements or disclosures in such form as may be required by, or deemed advisable by such party’s legal counsel pursuant to, the rules of any stock exchange or national securities association or any applicable legal requirements.

11.15                     No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

11.16                     Guaranty of Performance.

(a)                                       Echo hereby irrevocably and unconditionally guaranties (the “Guaranty”) to Seller, Holdings and Shareholder the full and timely payment of any amounts payable and the prompt performance of all obligations of Purchaser under this Agreement (for purposes of this Section 11.16, the “Purchaser’s Obligations”) when and as the same shall become due hereunder. The Guaranty is a guarantee of payment and performance and not of collection only. Each of the Seller, Holdings and Shareholder acknowledges and agrees that Purchaser’s Obligations are subject to and shall be determined in accordance with the express terms and conditions of this Agreement. The liability of Echo under the Guaranty is absolute and unconditional and the Guaranty shall be binding upon Echo and its successors and assigns, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim Echo may have against Seller, Holdings or the Shareholder hereunder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever which might otherwise constitute a legal or equitable discharge or defense of a guarantor; provided, that any claim under the Guaranty against Echo shall be subject to, and Echo shall have available to it in defense of any such claim, any and all of Purchaser’s rights and defenses (including rights of set-off or deduction), whether arising hereunder or otherwise, in respect of any such claim. Echo agrees that the Guaranty may be enforced by the Shareholder without the necessity at any time of resorting to or exhausting any other remedy or without the necessity at any time of having recourse to this Agreement. Echo waives any right now or hereafter existing requiring the Shareholder, as a condition to proceeding against Echo, to proceed against Purchaser or any other person. The Guaranty shall survive the Closing.

(b)                                      Echo hereby waives and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, exemption, or any defense based upon suretyship or impairment of collateral, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the payment and performance by Echo of the Purchaser’s Obligations under, or the enforcement by the Shareholder of, the Guaranty. Echo hereby waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Purchaser’s Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Purchaser’s Obligations, notice of adverse change in the Purchaser’s financial condition or any other fact which might increase the risk to Echo) with respect to any of the Purchaser’s Obligations or all other demands whatsoever and waives the benefit of all provisions of law which are or might be in conflict with the terms of the Guaranty.

(c)                                       If an action or proceeding is brought to interpret or enforce the Guaranty, then the prevailing party shall be entitled to recover its reasonable attorney fees and costs of suit incurred, in addition to other available relief, with respect to the interpretation or enforcement of the Guaranty.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written. Each of the parties hereto acknowledges that it has read and understood this Agreement and has either obtained its own independent counsel with respect to the transactions contemplated hereby, or waived its right to have counsel review this Agreement.

PURCHASER:

ECHO/RT HOLDINGS, LLC

By: Echo Global Logistics, Inc., its sole Member

By:	/s/ David B. Menzel
Name:	David B. Menzel
Its:	CEO

SELLER:

RAYTRANS DISTRIBUTION SERVICES, INC.

By:	/s/ James A. Ray
Name:	James A. Ray
Its:	Chairman

HOLDINGS:

RAYTRANS HOLDINGS, INC.

By:	/s/ James A. Ray
Name:	James A. Ray
Its:	Chairman

SHAREHOLDER:

/s/ James A. Ray
James A. Ray

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

The undersigned is hereby executing and delivering this Agreement solely for the purpose of agreeing to the provisions of and accepting any obligations under Section 11.16 hereof.

ECHO:

ECHO GLOBAL LOGISTICS, INC.

By:	/s/ David B. Menzel
Name:	David B. Menzel
Its:	CEO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

List of Exhibits and Schedules

EXHIBITS

Exhibit A – Estimated Closing Balance Sheet

Exhibit B – Form of Assumption Agreement

Exhibit C – Form of Consulting Agreement

Exhibit D – Form of Bill of Sale and Assignment Agreement

Exhibit E – Form of License Agreement

Exhibit F-1 – Form of Confidentiality Agreement

Exhibit F-2 – Form of Non-Compete/Non-Solicitation Agreement

SCHEDULES

Schedule 1.1(b)(A) – Tangible Personal Property

Schedule 1.1(b)(B) – Personal Property Leases

Schedule 1.2(a) – Retained Assets

Schedule 1.3 – Seller’s Liabilities

Schedule 1.7(a) – Existing Accounts

Schedule 1.8 – Purchase Price Allocation Methodology

Schedule 3.4 – Brokers

Schedule 4.1 – Foreign Qualifications

Schedule 4.2 – Subsidiaries

Schedule 4.3 – Capitalization; Indebtedness

Schedule 4.5 – Consents

Schedule 4.7 – Liabilities

Schedule 4.8 – Litigation

Schedule 4.9 – Insurance

Schedule 4.10 – Intellectual Property

Schedule 4.12 – Contracts

Schedule 4.13 – Licenses and Permits

Schedule 4.15 – Employees

Schedule 4.16 – Employee Benefit Plans

Schedule 4.17 – Obligations to Related Parties

Schedule 4.18 – Title to Assets

Schedule 4.19 – Real Property

Schedule 4.21 – Material Adverse Changes

Schedule 4.22 – Customers

Schedule 4.23 – Vendors

Schedule 4.24 – Accounts Receivable

Schedule 4.25 – Accounts Payable

Schedule 4.26 – Bank Accounts

Schedule 4.28 – Brokers

Schedule 6.6 – Confidentiality and Non-Compete Agreements